                                 LEASE AGREEMENT

                                     Between

                       CROSSROADS PROPERTIES, INCORPORATED

                                    Landlord

                                       and

                         PACE ENTERTAINMENT GROUP, INC.

                                     Tenant

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Section 1.    GRANT AND TERM                                                   1
         A.   Property                                                         1
         B.   Easements                                                        1
         C.   Initial Term                                                     2
         D.   Permitted Encumbrances                                           3
         E.   Renewal Option                                                   5
         F.   Quiet Enjoyment                                                  5
         G.   Right of Special Termination                                     5

Section 2.    USE, RESTRICTIONS ON LANDLORD, LANDLORD COOPERATION              8
         A.   Tenant's Use of Property                                         8
         B.   Tenant's Exclusive Use                                           8
         C.   Restrictions on Landlord                                         8
         D.   Landlord Cooperation                                             8

Section 3.    RENT                                                             9
         A.   Minimum Rent                                                     9
         B.   Percentage Rent                                                 10
         C.   Tenant's Duty to Keep Records                                   12
         D.   Additional Rental                                               12
         E.   Fixed Rental                                                    13
         F.   Payment of Rental                                               13

Section 4.    TENANT IMPROVEMENTS                                             13
         A.   Amphitheater and Parking Area                                   13
         B.   Tenant to Complete Construction                                 13
         C.   Improvements                                                    13
         D.   Alterations and New Construction                                14
         E.   Protection of Property                                          14
         F.   Bond                                                            14
         G.   Liens                                                           14
         H.   Removal of Property                                             15
         I.   Government Grants                                               15

Section 5.    LANDLORD'S WORK                                                 15
         A.   Landlord's Obligation                                           15
         B.   Plans                                                           16
         C.   Excess Costs                                                    16

Section 6.    PARKING                                                         16

Section 7.    TAXES AND OTHER IMPOSITIONS                                     16
         A.   Taxes Based Upon the Property                                   16
         B.   Taxes Arising with Respect to Business                          17
         C.   Tax Contest                                                     17

Section 8.    GENERAL REQUIREMENTS UPON TENANT                                17
         A.   Compliance with Laws                                            17
         B.   Repair                                                          17
         C.   Utilities                                                       17
         D.   Costs and Expenses                                              18
         E.   Corporate Box                                                   18

Section 9.    INSURANCE AND INDEMNIFICATION                                   18
         A.   Liability Insurance                                             18
         B.   Property Insurance                                              19
         C.   Builder's Risk Insurance                                        19
         D.   Other Insurance                                                 19
         E.   Policies                                                        20
         F.   Named Insured; Adjustment of Losses                             20
         G.   Indemnity of Landlord                                           21

Section 10.   CASUALTY AND CONDEMNATION                                       21
         A.   Casualty                                                        21
         B.   Insurance Proceeds                                              22
         C.   Condemnation                                                    23

Section 11.   MORTGAGES                                                       24
         A.   Tenant's Right to Encumber                                      24
         B.   Mortgage Protection                                             25
         C.   No Merger                                                       28
         D.   Limitation on Personal Liability of
                Mortgagee Parties                                             28
         E.   Waiver of Landlord's Lien                                       28
         F.   Mortgagee Benefitted                                            29

Section 12.   DEFAULT                                                         29
         A.   Interest Conditional                                            29
         B.   Events of Default by Tenant                                     29
         C.   Remedies of Landlord                                            31
         D.   Events of Default by Landlord                                   31
         E.   Remedies of Tenant                                              33

Section 13.   TENANT FIRST REFUSAL AND CONSULTATION RIGHTS                    34
         A.   Tenant's Right                                                  34
         B.   Procedure                                                       34

Section 14.   TENANT CONCESSIONS, SUBLETTING AND ASSIGNMENT                   36
         A.   Concessions, Subletting and Assignments                         36
         B.   Other Assignments by Tenant                                     36

Section 15.   LANDLORD'S REPRESENTATIONS, WARRANTIES AND COVENANTS            37
         A.   Organization                                                    37
         B.   Warranty of Title                                               37
         C.   Binding Obligation                                              37
         D.   Landlord's Work                                                 37
         E.   Hazardous Wastes                                                37

Section 16.   TENANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS              39
         A.   Organization                                                    39
         B.   Binding Obligation                                              39
         C.   Pittsburgh Symphony                                             39
         D.   Tenant's Improvements                                           39
         E.   Taxes and Assessments                                           39
         F.   Repairs                                                         39
         G.   Waste and Nuisance                                              39
         H.   Zoning                                                          40
         I.   Hazardous Material                                              40

Section 17.   CESSATION OF OPERATIONS                                         40

Section 18.   MISCELLANEOUS                                                   40
         A.   Waiver                                                          40
         B.   No Benefits to Others                                           40
         C.   Entire Agreement                                                40
         D.   Force Majeure                                                   40
         E.   Notices; Approvals and Consents                                 41
         F.   Captions and Section Numbers                                    42
         G.   Construction of Language                                        42
         H.   Broker's Commission.                                            42
         I.   Interest                                                        43
         J.   Persons Indemnified                                             43
         K.   Governing Law                                                   43
         L.   Venue.                                                          43
         M.   Rights Are Cumulative                                           43
         N.   Saving Clause                                                   43
         0.   Attorney's Fees                                                 43
         P.   Injunctive Relief                                               43
         Q.   "Affiliate" Defined                                             44
         R.   Estoppel Certificate                                            44
         S.   Confidentiality                                                 44
         T.   Lease Intended                                                  44

Section 19.   NON-DISCRIMINATION.                                             45

Section 20.   SUCCESSORS AND ASSIGNS                                          45

Section 21.   RECORDING OF LEASE                                              45

Section 22.   MULTIPLE COUNTERPARTS                                           45

Section 23.   LETTER OF CREDIT OR GUARANTY                                    45
         A.   Letter of Credit                                                45
         B.   Guaranty                                                        46
         C.   Delivery of Letter of Credit or Guaranty                        46

EXHIBIT "A"   --   Description of _______ Acre Tract

EXHIBIT "B"   --   Description of Leased Easements

EXHIBIT "C"   --   Description of Landlord's Lands

EXHIBIT "D"   --   Description of Easement Areas

EXHIBIT "E"   --   Permitted Encumbrances

EXHIBIT "F"   --   Rates for Landlord's Work

EXHIBIT "G"   --   Form of Memorandum of Lease

EXHIBIT "H"   --   Form of Letter of Credit

EXHIBIT "I"   --   Form of Landlord's Certification for Letter of Credit

EXHIBIT "J"   --   Form of Guaranty Agreement

                                 LEASE AGREEMENT

      THIS LEASE AGREEMENT ("Lease") is executed as of _____________, 1989 (the "Effective Date") between CROSSROADS PROPERTIES, INCORPORATED ("Landlord") and PACE ENTERTAINMENT GROUP, INC. ("Tenant")

      In consideration of the mutual covenants and agreements herein contained and with the intent to be legally bound hereby, the parties hereto agree as follows:

Section 1. GRANT AND TERM

      A. Property. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions set forth herein, all of Landlord's right, title and interest in and to (i) that certain tract of land ("______ Acre Tract") consisting of approximately three hundred (_______) acres, located at the southwest intersection of U.S. Route 22 and Pennsylvania Route 18 in Hanover Township, Washington County, Pennsylvania, the _______ Acre Tract being described in Exhibit "A" attached hereto and made a part hereof for all purposes, (ii) those certain tracts of land ("Leased Easements") consisting of approximately _______________ (___) acres in the aggregate, being described in Exhibit "B" attached hereto and made a part hereof for all purposes, and (iii) any and all improvements currently located on the _______ Acre Tract and Leased Easements ("Existing Improvements"), the _______ Acre Tract and the Leased Easements being sometimes hereinafter referred to as the "Land", the Land, Existing Improvements and Improvements (defined in Subsection 4.C below) being sometimes hereinafter collectively referred to as the "Property", the Land being out of tracts of land owned by Landlord and described in Exhibit "C" attached hereto and made a part hereof for all purposes, and containing approximately _____ acres ("Landlord's Lands").

      B. Easements.

            (i) Upon and subject to the terms and conditions contained in this Lease, Landlord agrees to grant unto Bell of Pennsylvania, and/or Peoples Natural Gas Company, and/or West Penn Power Company, and/or Pennsylvania American Water Company, their successors and assigns, the easements ("Third Party Easements") over and across portions of Landlord's Lands ("Easement Areas"), the Easement Areas being more particularly described in Exhibit "D" attached hereto and made a part hereof for all purposes, for the benefit of Bell of Pennsylvania, and/or Peoples Natural Gas Company, and/or West Penn Power Company, and/or Pennsylvania American Water Company, and/or Tenant, their respective successors and assigns, and/or for the benefit of all sublessees, licensees, invitees, guests and occupants of the Property or any portion or portions thereof, including any and all persons or entities providing utility services to the Property, in, over, through, beneath and across Landlord's Lands, for the following purposes, and any of them, to-wit:

      (a) To establish, install, construct, lay, operate, maintain, repair, remove, demolish and reconstruct all such pipes, wires, conduits, equipment, apparatus and facilities as shall be necessary or appropriate for the provision of utility services to the Property or any portion thereof, including, but not limited to, water, electricity, steam, natural gas, telephone, sanitary sewer, storm sewer and oil;

      (b) For vehicular and pedestrian ingress and egress to and from the Property from one or more of the public rights-of-way abutting the Landlord's Lands, together with the right to grade, level, fill, drain, pave, construct, maintain, repair, expand (but only within the Easement Areas), rebuild and replace such roads, ramps, drives, stairways, bridges and passages as shall be necessary or appropriate to provide such ingress and egress; and

      (c) For the purpose of entry thereon, passage there-over, deposit of materials and equipment thereon, erection of structures therein or thereon, and for all such other purposes and uses as are directly related to and made necessary by the construction, demolition, reconstruction, repair, replacement or alteration of any improvements now or hereafter erected in, over, through or upon the Property or any portions thereof.

            (ii) The Third Party Easements shall be non-exclusive and shall benefit and be appurtenant to the Property and shall be binding upon, burden, and run with Landlord's Lands in perpetuity, or on such terms or for such period of time as requested by the grantee of said Third Party Easement. Landlord agrees to execute appropriate instruments evidencing the grant of said Third Party Easements to Bell of Pennsylvania, and/or Peoples Natural Gas Company, and/or West Penn Power Company, and/or Pennsylvania American Water Company, as Tenant and Bell of Pennsylvania, and/or Peoples Natural Gas Company, and/or West Penn Power Company, and/or Pennsylvania American Water Company, may reasonably request, (joined in by Tenant, if requested by Landlord), and Tenant may at Tenant's sole expense, file same of record in the appropriate public records of Washington County, Pennsylvania. During the Lease Term, Landlord shall not permit any utilization of the Landlord's Lands which would interfere with the proper exercise of Tenant's rights in and to the Property and Easement Areas. If one or more Leased Easements, or any portion thereof, is taken pursuant to condemnation proceedings, and if Landlord owns property adjoining the Land or otherwise is in a position to grant Tenant additional easements, Landlord will cooperate with Tenant in a good faith effort to replace any such Leased Easements so taken upon the conditions and under the terms set forth in Section 10.

      C. Initial Term. The initial term of this Lease ("Initial Term") shall be for a period of forty-five (45) years, plus the Stub Period (hereinafter defined) commencing at 12:01 a.m. (Eastern Standard Time) on __________________ ("Commencement Date"), and terminating at 11:59 p.m. (Eastern Standard Time) on December 31 of the Lease Year which is forty-five (45) years plus the Stub Period from that date, unless terminated prior thereto by either party pursuant to the provisions of this Lease. The term "Lease Year" shall mean any full calendar year during the Lease Term. The period of time between the Commencement Date and December 31 of that calendar year is the "Stub Period". The first Lease Year shall commence on the first day of the calendar year following the Stub Period. Each successive twelve
(12) month period following the first Lease Year shall be a separate and successively numbered Lease Year.

      D. Permitted Encumbrances.

            (i) The Property is subject to the encumbrances set forth in Exhibit "E" attached hereto and made a part hereof for all purposes.

            (ii) Landlord certifies to Tenant that, as to Landlord's Lands, Landlord has the surface estate and has not granted any waiver of surface support or waiver of surface damages. Landlord and Tenant agree that, during the entire Lease Term, as to Landlord's Lands, Landlord shall not grant any waiver of surface support or waiver of surface damages without Tenant's express written consent thereto which such express written consent shall not be unreasonably withheld. Landlord and Tenant further agree that, if any person or entity who has or who may succeed to or otherwise acquire or derive right, title and interest in and to any rights excepted and reserved, by and to Starvaggi Industries, Incorporated and Starvaggi Charities, Inc., in Deeds to Landlord, both Deeds being dated June 19, 1989 and recorded in the Office of the Recorder of Deeds of Washington County at Deed Book Volume 2371, page 220 and Deed Book Volume 2371, page 225, respectively, (all of such parties, persons or entities being hereinafter collectively referred to as "Operator") conducts any digging, mining, coking, draining, ventilating or carrying away coal in and underlying Landlord's Lands ("Mining Activities") in such manner as to cause, in whole or in part, any effect upon or injury or damage to and at Tenant's Property, then Tenant shall pursue its remedies there for, in law and/or in equity, first against the Operator, if, at that time, investigation by Tenant indicates that such Operator has, and shall continue to have, the financial resources and ability to fully and to completely satisfy and to pay any judgment, if entered against Operator, for any effect upon or injury or damage to and at Tenant's Property.

            (iii) Landlord and Tenant further agree that if (a) such investigation by Tenant indicates that such Operator does not have, or shall not continue to have, such financial resources and ability, or (b) a Court of competent jurisdiction: (1) determines that Tenant has no cause of action and/or no remedy, in law and/or in equity, against such Operator for such effect, injury or damage, or (2) determines that Tenant has no right of recovery, in law and/or in equity, against such Operator for such effect, injury or damage, or (3) awards and enters a judgment against such Operator for such effect, injury or damage caused, in whole or in part, by Mining Activities, but Tenant is thereafter unable to satisfy and to collect upon any such judgment; then, in any such event, Landlord shall pay Tenant, within thirty (30) days of notice from Tenant of any one of the foregoing, the amount of the actual damages sustained or incurred by Tenant caused, in whole or in part, by Mining Activities, or the amount of the judgment awarded to and entered in favor of Tenant, as the case may be. If Landlord shall not have paid Tenant within such thirty (30) day period, Landlord's failure to do so shall be an Event of Default (as such term is defined in Subsection 12.D below) by Landlord, and, notwithstanding the provisions of Subsection 12.D(i), if Landlord so fails to pay Tenant, Tenant shall notify Landlord of such failure, but for purposes of this Subsection 1.D, Landlord shall have only ten (10) days within which to cure such Event of Default prior to Tenant having the right to exercise its remedies under this Lease. Landlord and Tenant agree that it is the intent of the parties hereto that Tenant be compensated for any injury or damage to Tenant's Property, caused, in whole or in part, by Mining Activities, regardless of whether the Operator was negligent in causing such injury or damage, and that Landlord's obligation under this Subsection 1.D is limited to such injury or damage.

            (iv) Landlord agrees to notify Tenant, within ten (10) days of any notice whatsoever to Landlord, whether required by statute or otherwise, that any Operator has applied to the Department of Environmental Resources of the Commonwealth of Pennsylvania for a permit to mine under Landlord's Lands or is, in fact, conducting any Mining Activities under Landlord's Lands and Tenant, on its part, agrees to notify Landlord, within ten (10) days of any notice whatsoever to Tenant, whether required by statute or otherwise, that any Operator has applied to the Department of Environmental Resources of the Commonwealth of Pennsylvania for a permit to mine under Landlord's Lands or is, in fact, conducting any Mining Activities under Landlord's Lands. In either event and (a) as to any coal or mining rights under Landlord's Lands as held by or as vested in Landlord as of the Commencement Date hereof, Landlord agrees that, if Landlord itself intends to or is, in fact, conducting any Mining Activities under Landlord's Lands with respect to any such rights, Landlord shall leave and/or cause to be left in place, under Landlord's Lands and without any compensation to be paid to it by Tenant or by Tenant's successors or assigns, adequate coal such as to prevent any subsidence damage to the Property;
(b) as to any coal or mining rights under Landlord's Lands as held by or as vested in Starvaggi Industries, Incorporated or in Starvaggi Charities, Inc. as of the Commencement Date hereof, Landlord agrees that, if Starvaggi Industries, Incorporated or Starvaggi, Charities, Inc. intends to or is, in fact, conducting any Mining Activities under Landlord's Lands with respect to any such rights, and if Landlord has not previously acquired the complete right of surface support, Landlord shall timely cause to be paid, to Starvaggi Industries,

Incorporated or to Starvaggi Charities, Inc., as the case may be, such compensation as agreed or determined to be just and necessary so that adequate coal shall be left in place to prevent any subsidence damage to the Property; or
(c) as to any coal or mining rights under Landlord's Lands as held by or as vested in any other person or entity as of the Commencement Date hereof or as to any such rights under Landlord's Lands as acquired, in any manner and subsequent to the Commencement Date hereof, by Landlord, by Starvaggi Industries, Incorporated or by Starvaggi Charities, Inc., Landlord agrees to timely notify the owners of the economic interests in such coal or the operator of any such mine, in writing, of Tenant's possible desire to acquire protection for surface structures upon the land overlying the coal and, further, to timely take any and all actions necessary to provide Tenant with the opportunity to timely purchase and/or cause to be paid, to the owners of the economic interests in any such coal or mining rights or to the operator of any such mine, any compensation as agreed or determined to be just and necessary so that adequate coal shall be left in place to prevent any subsidence damage to the Property.

      E. Renewal Option. Provided that Tenant is not in default under any of the terms and conditions of this Lease, Tenant shall have the right to renew this Lease ("Renewal Option") for one twenty-five (25) year term ("Renewal Term"), with the Renewal Term commencing upon the expiration of the Initial Term, such that, if Tenant exercises the Renewal Option, this Lease shall expire at 11:59 p.m. (Eastern Standard Time) on December 31 of the Lease Year which is seventy
(70) years plus the Stub Period after the Commencement Date hereof. The total term of this Lease, consisting of the Initial Term plus the Renewal Term, unless terminated prior to the expiration of the Initial Term or the Renewal Term pursuant to the terms hereof, shall hereinafter be sometimes referred to as the "Lease Term". Should Tenant wish to exercise the Renewal Option, Tenant must deliver written notice to Landlord of the exercise of the option on or before December 31 of Lease Year forty-three (43).

      F. Quiet Enjoyment. Landlord covenants to secure and maintain for the benefit of Tenant the quiet and peaceful possession and enjoyment of the Property for the full Lease Term, without hindrance, claim or molestation by Landlord or any other person acting by, through or under Landlord.

      G. Right of Special Termination.

            (i) Conditions Justifying Exercise of Right. Tenant shall be permitted to exercise a Right of Special Termination when any one or more of the following situations shall exist:

      (a) The Commonwealth of Pennsylvania, Department of Transportation shall fail to provide the necessary highway funds in the amount of TWO MILLION DOLLARS

            ($2,000,000.00), or such lesser amount as is required, to complete the highway improvements necessary to provide proper ingress and egress to the Amphitheater Project; and/or

      (b) The Pennsylvania Department of Environmental Resources, the United States Environmental Protection Agency, and/or any other federal, state, county or local government and/or their respective agencies, shall fail to grant or to approve all necessary permits or approvals for completion of the Amphitheater Project, provided that Tenant has timely and in good faith applied for, complied with and processed all permit and approval applications and conditions; and/or

      (c) Tenant and/or any federal, state, county or local government and/or their respective agencies, has identified on Landlord's Land the presence of any Hazardous Waste(s), as such term is defined in
            Section 15.E. of this Lease, and Tenant has given Landlord immediate notice as provided in Section 18.E. of this Lease, of such Hazardous Waste(s), and Landlord is unwilling and/or unable to cure said condition within sixty (60) days of notice thereof, or is unable to propose a cure which will be timely, effective and acceptable for Tenant's use of the Property within the same sixty (60) day period; and/or

      (d) Landlord shall not commence within thirty (30) days of execution of this Lease an action to quiet title to Landlord's land in the Court of Common Pleas of Washington County to remove the encumbrance on the title created by the Lawrence-Meyer Agreement of Sale dated October 11, 1939 and/or Landlord is unable to and/or fails to remove said encumbrance within one (1) year of execution of this Lease; and/or

      (e) Any deep mine subsidence causes damage or injury to the surface of the Property, Leased Easements and/or other Easement Areas, or to any building or improvement now or hereafter constructed thereon, and, within sixty (60) days of notice thereof from Tenant, as provided in Section 18.E. of this Lease, Landlord is unable and/or unwilling to remedy the subsidence and/or to repair or otherwise remedy any and all damage caused thereby; and/or

      (f) Tenant shall determine that, because of cost overruns, the construction budget shall exceed $8.3 Million plus any road funding from the Commonwealth.

            (ii) Tenant's Exercise of the Right. If Tenant shall choose to exercise the Right of Special Termination after expiration of any cure period provided in Section 1.G.(i) of this Lease, Tenant shall provide notice thereof to Landlord in the manner set forth in section 18.E. hereof. Tenant's exercise of the Right of Special Termination shall be effective upon receipt of said notice by Landlord.

            (iii) Liability Upon Exercise of Right. In the event that Tenant shall exercise the Right of Special Termination, Tenant shall be responsible for:

      (a) Reimbursing Landlord for all reasonable sums expended by Landlord in preparation of the Land and Leased Easements for the Amphitheater Project, including the costs of Landlord's Work, as defined in this Lease. Landlord shall provide, upon Tenant's request, verification of all expenditures for which reimbursement is sought; and

      (b) Returning the Land and Leased Easements, as nearly as possible, to their pre-Lease condition; and

      (c) In the event of exercise of the Right of Special Termination for either or all of the reasons provided in Sections 1.G(i)(a)(b) or
            (f), reimbursing Landlord for any transfer taxes incurred in obtaining title to Landlord's land, and for any tax liability ultimately incurred by Landlord as a result of the loss of "Clean and Green" status for the Property, said liability to include payment of back taxes as required under the "Clean and Green" statute and future taxes; provided, however, that Landlord shall: 1) immediately notify the Board of Assessment that the proposed use for the Property is abandoned; 2) immediately take any and all steps necessary, in good faith, to return the Property to "Clean and Green" status; and 3) take no action inconsistent with "Clean and Green" status for the Property. It is specifically understood and agreed to by the parties hereto that the tax liability of Tenant as provided herein shall be limited to no more than $50,000.00.

            (iv) Other Liabilities Released. In the event Tenant shall exercise the Special Right of Termination, Tenant and Landlord hereby agree that, with the exception of the responsibilities outlined in Section 1.G.(iii)(a-c), Tenant and Landlord hereby fully release and discharge the other from all rights, claims, actions, causes of action, demands, damages, costs, loss of services, expenses, compensation, and all consequential damages each now has, has had or may in the future have against the other arising out of or in connection with the Amphitheater Project and/or this Lease.

            (v) Term of Right. Tenant's Right of Special Termination shall expire eighteen (18) months after the effective date of this Lease.

Section 2. USE, RESTRICTIONS ON LANDLORD, LANDLORD COOPERATION

      A. Tenant's Use of Property. Tenant shall have the right to use the Property for live entertainment; for commercial concert, amphitheater and arena activities; for fairs, festivals and events related thereto; for picnic areas; for recreational and leisure sports; as an educational center or conference center; including, without limitation, for the vending of food, of beverages (including alcoholic beverages) and of merchandise in connection with any of the foregoing; for roads, parking and utility purposes and for uses related to all of the foregoing.

      B. Tenant's Exclusive Use. Tenant shall have the sole and exclusive right to use, occupy, and enjoy the Property.

      C. Restrictions on Landlord. During the entire Lease Term, without the prior written consent of Tenant, which consent may be withheld by Tenant in its sole and absolute discretion, neither Landlord nor any person deriving rights from Landlord shall use any portion of Landlord's Lands to engage in any activities, at any time, which are similar to, or competitive with, the types of activities which, at the particular time, are normal and customary for live entertainment, for commercial concert, amphitheater and arena facilities, for fairs, festivals, and events related thereto, for recreational and leisure sports, or as an educational center or conference center. In addition, neither Landlord nor any person deriving rights from Landlord shall engage in any conduct on any portion of the Landlord's Lands which materially interferes with Tenant's conduct of business or Tenant's use of, enjoyment of, or operations on, the Property. No portion of Landlord's Lands will be developed or utilized in such a manner as would cause the Tenant's activities on the Property to be in violation of any law, ordinance, regulation or other land-use restriction, including, without limitation, any sound emission restriction or ordinance. The rights of Landlord, its successors and assigns in and to the Landlord's Lands shall at all times be subject to the rights of Tenant under this Lease. Landlord recognizes that it is of the utmost importance that Tenant be free from any competitive activities upon the Landlord's Lands and from any interference with Tenant's activities. Accordingly, all prohibitions contained in this Subsection 2.C shall be construed to prohibit all activities upon the Landlord's Lands which are competitive with, or interfere with, Tenant's activities on the Property. The provisions of this Section 2.C shall be included in the Memorandum of Lease described in Section 21 hereof.

      D. Landlord Cooperation. If and to the extent that Tenant has not previously done so, Tenant shall be entitled to apply for all zoning approvals, changes or variances, including, without limitation, for zoning certificates, building permits and zoning occupancy permits, and for variances, for special exceptions and for non-conforming use, all for such purposes as, without limitation, utilities, off-site road improvements and other state and local governmental participation and/or approvals, as are necessary, in the exercise of Tenant's sole judgment and discretion, for the utilization of the Property for the purposes intended by Tenant. Without derogating from the generality of Landlord's other obligations hereunder, Landlord hereby agrees to cooperate and assist Tenant with the development of the Land for Tenant's intended purposes, including causing Landlord's personnel, if necessary, to give assistance in obtaining such zoning approvals, changes or variances, including, without limitation, zoning certificates, building permits, zoning occupancy permits, or variances, special exceptions and non-conforming use for such purposes as, without limitation, utilities, off-site road improvements and other state and local governmental participation and/or approvals, for the Property as may be necessary for the operation of the Amphitheater, by taking such reasonable actions as reasonably requested by Tenant, including, without limitation, by signing properly prepared applications, by appearing at regularly scheduled meetings held by government authorities regarding the applications, certificates and permits, and by processing the applications, certificates and permits in Landlord's name, if required. Any and all applications for zoning approvals, changes or variances, as set forth above, may be filed by either Landlord (if requested by Tenant) or by Tenant, as appropriate, and any and all applications for zoning occupancy permits shall be filed by Tenant. Landlord's agreement to so cooperate with and assist Tenant shall not require Landlord to hire additional personnel solely for such purpose, and all costs incurred in acquiring any zoning approvals, changes or variances shall be paid by Tenant, including Landlord's expenses paid to third parties and Landlord's out-of-pocket expenses (but Tenant shall not reimburse or otherwise compensate Landlord for the time or services of Landlord's employees).

Section 3. RENT

      A. Minimum Rent. Unless prepaid pursuant to Subsection 3.B below, on or before the fifteenth (15th) day of the first month following the Commencement Date, and on or before the fifteenth (15th) day of each succeeding month thereafter until the expiration of the Lease Term, Tenant shall pay to Landlord one-twelfth (1/12) of the Minimum Rent ("Monthly Minimum Rent Payment"), which Monthly Minimum Rent Payment will be for that month. During Lease Years one through eight, the Minimum Rent shall be Sixty Thousand ($60,000.00) Dollars per annum. During the balance of the Initial Term, the Minimum Rent shall be One Hundred Thousand ($100,000.00) Dollars per annum. During the Renewal Term, the Minimum Rent shall be One Hundred Twenty Thousand ($120,000.00) Dollars per annum.

If there is a Stub Period, the Minimum Rent for such Stub period will be an amount equal to $60,000.00 times a fraction, the numerator of which is the number of months in the Stub Period and the denominator of which is 12, payable in equal monthly installments for the number of months in the Stub Period.

      B. Percentage Rent.

            (i) On a cumulative annual basis (meaning the accumulation commences with the beginning of the Stub Period, terminates at the end of the Stub Period and each Lease Year, and the accumulation again commences at the beginning of each subsequent Lease Year) Tenant also shall pay rent ("Percentage Rent") to Landlord equal to a percentage (stipulated herein) of the Gross Receipts (defined below) in excess of the Minimum Rent for the Stub Period or Lease Year, as applicable, payable as described below.

            (ii) Commencing with the Stub Period and continuing until the commencement of Lease Year Nine, the Percentage Rent shall be one percent (1%) of Gross Receipts; during the balance of the Initial Term, the Percentage Rent shall be one and one-half percent (1-1/2%) of Gross Receipts; and during the Renewal Term, the Percentage Rent shall be two and one-quarter percent (2-1/4%) percent of Gross Receipts.

            (iii) The term "Gross Receipts" shall refer to all gross operating revenue from any operations in any manner conducted on the Property during a particular period of the Lease Term, whether such operations are conducted by Tenant or any other entity; provided, however, that the following shall not be included in Gross Receipts:

      (a) Up to three percent (3%) of the total tickets available for each event and used by Tenant for promotional, artist contracts or sponsorship purposes;

      (b) Taxes paid to governmental authorities which are based upon or measured by gross receipts or other activities or are added to the price of a ticket, entry fee, food, beverage, merchandise, sales price, or parking in connection with Tenant's business activities, including sales, excise, seat, entertainment or similar taxes, but not net income taxes;

      (c) Sums paid to Tenant by concessionaires, subtenants or licensees, if the gross revenues received by such concessionaires, subtenants or licensees are included within Gross Receipts;

      (d) Funds received by Tenant which are not operating revenue from operations associated with the Property, such as condemnation awards, casualty proceeds, refinancing of loans, capital expenditures on the Property, or sales of fixtures, furniture or equipment;

      (e) Revenue attributable to ticket sales or other revenue for events conducted at the Property by third party charitable or non-profit organizations, so long as Tenant has agreed that Tenant will not receive compensation relative to such ticket sales or other revenue (it being agreed that Landlord shall be entitled to its applicable Percentage Rent with respect to any compensation paid to Tenant in connection with such events, such as rental fees or revenue derived from concessionaires).

            (iv) For the first and second months of the Stub Period and for the first and second months of every Lease Year thereafter, Tenant shall make the applicable Monthly Minimum Rent Payment on the 15th of such month, as provided above in Subsection 3.A. Commencing with the last day of the second month of the Stub Period and of every Lease Year thereafter, for each month during which there shall be operations on the Property which generate Gross Receipts, Tenant shall pay to Landlord, no later than the last day of the following month, the applicable Percentage Rent, if and to the extent, on a cumulative basis, there shall be such Percentage Rent in excess of previously paid Minimum Rent due and owing to Landlord. During any month in which there are activities on the Property which generate Gross Receipts, Tenant shall furnish to Landlord financial information relative to such Gross Receipts, even if the Percentage Rent, on such a cumulative basis, is less than the Minimum Rent previously paid for such Lease Year. All payments of Percentage Rent (being sums in excess of Minimum Rent) which are paid pursuant to Subsection 3.B shall entitle Tenant to a credit towards the next Monthly Minimum Rent Payment(s) due, so that, in the event that Tenant has paid to Landlord, prior to the last month of such Lease Year, rents (in Percentage Rent payments or a combination of Percentage Rent payments and Monthly Minimum Rent Payments) in an aggregate amount equal to the applicable annual Minimum Rent for a Lease Year, no further Monthly Minimum Rent Payments shall be due from Tenant for such Lease Year.

            (v) Within sixty (60) days following the end of any Lease Year (including the Stub Period), or of any partial Lease Year if this Lease is terminated in accordance with the terms hereof prior to the end of a Lease Year, during which Tenant received or should have received any Gross Receipts, Tenant shall provide financial reports to Landlord prepared in accordance with generally accepted accounting principles (provided, however, that the financial information furnished to Tenant by concessionaires or other third parties may not be so prepared) and certified by an officer or other authorized representative of Tenant as having been so prepared (delivery of any financial reports to Landlord being a certification as to the accuracy of the reports by Tenant), including, but not limited to, statements showing the amount of actual annual Gross Receipts and actual annual Percentage Rent ("Actual Percentage Rent") due with respect to the particular period being reported. To the extent that the Actual Percentage Rent due under this Lease exceeds Percentage Rent paid to Landlord during any Lease Year or any partial Lease Year, as the case may be, the amount by which the Actual Percentage Rent exceeds the Percentage Rent already paid under the Lease ("Under Payment") shall be paid by Tenant to Landlord at the same time the certified financial statement is delivered to Landlord, but in no event later than sixty (60) days following the end of the applicable Lease Year or partial Lease Year, together with interest at the Penalty Rate

(hereinafter defined) on the Under Payment, accruing from the date such Under Payment should have been paid and until paid to Landlord. Notwithstanding the foregoing, if the Under Payment is without fault by Tenant, such interest shall accrue only as of the date the Tenant knew of the Under Payment. For example, if a concessionaire incorrectly reports the amount of its Gross Receipts to Tenant and that incorrect report is the cause of the Under Payment, then interest shall not accrue until the Tenant knows of the Under Payment and the amount thereof. To the extent that the Percentage Rent paid to Landlord during any Lease Year, or any partial Lease Year, as the case may be, exceeds the Actual Percentage Rent found to be due under this Lease, that amount shall be paid by Landlord to Tenant, without interest, within thirty (30) days following receipt of the financial statement by Landlord.

      C. Tenant's Duty to Keep Records. Tenant shall maintain complete and accurate records with respect to all matters relevant to the computation of Percentage Rent, including cash records and receipts for Tenant and for all concessionaires or subtenants operating at the Property, and shall keep such records for at least five (5) years from the end of the Lease Year to which such records relate. Landlord shall have the right to make inquiries or informal inspections of Tenant's books and records relative to the Property and the operations conducted thereon ("Tenant's Records") at any time during normal business hours, but under no circumstances may Landlord use this right to disrupt Tenant's business in any manner. During the period from April 1 to November 1 of each Lease Year, Landlord may, not more than two (2) times, inspect Tenant's Records, provided that Landlord shall give Tenant two (2) working days' prior notice and shall not, under any circumstances, use this right to disrupt Tenant's business in any manner. On no more than two (2) occasions in any one (1) Lease Year and only during the period from November 1 of one Lease Year to April 1 of the following Lease Year, at Landlord's expense, Landlord may have an independent auditor ("Landlord's Auditor") audit Tenant's Records, provided that Landlord shall give Tenant two (2) working days' prior notice and shall not, under any circumstances, use this right to disrupt Tenant's business in any manner. Upon Landlord's exercise of such right, Tenant shall make all such books, records, compilations or other information or forms of information, including notes and compilations of accountants, sales tax records and all such other information relating to Tenant's operations at the Property or, if in Tenant's possession, any subtenant's operations at the Property, as reasonably requested by Landlord's Auditor, available to Landlord at a location designated by Tenant within Washington County, Commonwealth of Pennsylvania.

      D. Additional Rent. As additional rent ("Additional Rent"), Tenant agrees to:

            (i) Pay those taxes, assessments or other governmental charges levied or assessed against the Property and described in

Subsection 7.A below; and

            (ii) Obtain the insurance policies described in Section 9 below.

      E. Fixed Rent. In addition to all other Rent set forth in this Lease, Tenant shall pay to Landlord, as Fixed Rent ("Fixed Rent"), one-eighth (1/8) of the total amount of Landlord's Work, as defined and described in Section 5 below, beginning on the earlier to occur of (a) thirty (30) days from the completion of Landlord's Work, or (b) the date on which Tenant opens the Amphitheater to the public, and a like amount on the same day of every year thereafter for the next seven (7) years; provided, however, that if Landlord has not completed Landlord's Work by one (1) year from the commencement thereof by Landlord, then Tenant shall commence payment of Fixed Rent beginning one (1) year from the commencement of the work by Landlord, by payment to Landlord of an amount equal to one-eighth (1/8) of the cost of the work performed to such date, and, upon completion of Landlord's Work, the additional amount owing (representing work performed from the period beginning one (1) year from the commencement date of such work and ending on the date on which such work is completed) shall be divided by the number of remaining payments and shall be added to each such payment; and provided further, however, that if Landlord has not completed Landlord's Work on or before one (1) year from the date of the first payment of Fixed Rent, there will be annual adjustments of the amount of Fixed Rent until Landlord's Work is completed. Such additional sums will also constitute Fixed Rent. Fixed Rent and Additional Rent shall not reduce or in any way be applied toward reduction or diminishment of Percentage Rent.

      F. Payment of Rent. All rent amounts shall be paid to Landlord at 401 Pennsylvania Avenue, Weirton, West Virginia 26062, without demand and without any set-off or deduction by Tenant except as (i) specifically set out in Subsection 3.B(iv) concerning Minimum Rent, or (ii) may be expressly provided by orders, regulations or other directives of any governmental agencies.

Section 4. TENANT IMPROVEMENTS

      A. Amphitheater and Parking Area. Tenant intends to construct a first class outdoor performance amphitheater, related facilities and a parking area on the Land sufficient for the needs of Tenant's use of the Property. The term "Amphitheater" refers to the aforementioned amphitheater and related facilities as constructed on the Property. The term "Parking Area" refers to the aforementioned parking area as constructed on the Land.

      B. Tenant to Complete Construction. Tenant will construct the Amphitheater, commencing no later than November 1, 1990 and complete all construction no later than June 15, 1991.

      C. Improvements. The term "Improvements" shall mean all improvements, betterments, facilities and the like which now exist or are at any time constructed or placed upon the Land, whether by Landlord or Tenant. Title to all Improvements, and any and all depreciation and investment tax credits generated thereby or available in connection therewith, shall belong to, and accrue to the benefit of, Tenant during the Lease Term. Upon the expiration or termination of this Lease, title to all Improvements shall automatically vest in the Landlord at such time as the Property is surrendered to Landlord, provided, however, that all removable trade fixtures or equipment installed in or located at the Property at the expense of Tenant, and all of Tenant's personal property which has been removed from the Property on or before the termination of the Lease, shall remain the property of Tenant. Any property not so removed shall, at the expiration of the Lease Term, be considered abandoned property and Landlord shall have the right, if it wishes, to claim such property, provided, however, that if this Lease terminates for any reason other than the expiration of the Initial Term or the Renewal Term, Tenant shall have thirty (30) days from the date of the termination of this Lease within which to remove such trade fixtures, equipment or other personal property.

      D. Alterations and New Construction. Tenant shall have the right, from time to time, to alter or modify the Existing Improvements, to construct new Improvements and to demolish any Improvements if such actions are necessary or appropriate, in Tenant's business judgment, exercised in good faith.

      E. Protection of Property. While any excavation, demolition or construction is being performed on the Land or any portion thereof, Tenant shall protect all the Land, any portion of Landlord's Lands which may be thereby affected and any other land owned by Landlord, Starvaggi Industries, Incorporated or Starvaggi Charities, Inc. which may be thereby affected from all adverse effects of such excavation, demolition or construction.

      F. Bond. Tenant shall provide for Landlord's benefit, prior to any site work, except site work to be performed solely by Landlord or its subcontractors, a Bond in the amount of $150,000.00 to secure Tenant's completion of all work relative to the initial construction of the Amphitheater, which bond shall be released upon thirty (30) days' prior notice following completion of such construction work.

      G. Liens. With respect to all contracts entered into by Tenant for labor or materials furnished for construction, alteration or repair of Improvements on the Land, for work to be performed or materials to be furnished in amounts in excess of $10,000.00, where non-payment for same could result in a lien being filed against Landlord's interest in the Land, Tenant shall take all reasonably necessary steps to ensure such liens are not so filed, such procedures presently including execution of no lien contracts, to be filed in the Office of the Prothonotary of Washington County, Pennsylvania, prior to the commencement of construction or delivery of any material to the Land.

      H. Removal of Property. Tenant and other persons claiming under Tenant shall have the right to remove from the Property all or any of the items which, pursuant to Subsection 4.C above, are specified as being subject to Tenant's retained ownership and Tenant's right to remove. The removal of such items, to the extent that Tenant elects to do so, may be accomplished at any time and from time to time but only during the Lease Term, except as set forth in Subsection 4.C above.

      I. Government Grants. Landlord hereby agrees to cooperate in obtaining, whenever possible, governmental grants providing funds for the construction of the Amphitheater, other Improvements and off-site improvements designed to improve access to or otherwise enhance the value of the Property by taking such reasonable actions as reasonably requested by Tenant including, without limitation, by signing properly prepared applications and by processing said applications. Any funds obtained through governmental grants, including any construction reimbursements, shall, whenever possible, be obtained in Tenant's name and not in Landlord's name and shall be for use of, or for reimbursement to, Tenant for the cost of construction of the Improvements and, thereafter, for the cost of off-site improvements designed to improve access to the Land, or to otherwise enhance the value of the Property, including, without limitation, for the construction of traffic controls, highways, access roads and ramps relative to such access, and water and sewer lines and any extension thereof to the Property. In the event that any governmental grant shall require payment to Landlord, the parties hereto expressly agree that such funds shall be transferred to Tenant for Tenant's use, or, at Tenant's option, in the alternative, shall be expended by Landlord on behalf of Tenant pursuant to this Subsection 4.I. Tenant hereby indemnifies Landlord for any and all liability of Landlord or its Affiliates resulting from (i) any representations made by Landlord at Tenant's request (to the extent based upon information furnished by Tenant), (ii) taxes upon the funds received, provided such taxes constitute a one-time charge, such as excise or income taxes, and (iii) reasonable attorney's fees, accounting costs and engineering fees paid to third parties if incurred by Landlord at the request of Tenant.

Section 5. LANDLORD'S WORK

      A. Landlord's Obligation. Upon the request of Tenant, Landlord shall provide or cause to be provided concrete, slag and equipment in an aggregate amount or value of not more than $800,000.00 for the purpose of making Improvements to the Property in accordance with the plans and specifications prepared by Tenant ("Landlord's Work"). It is the intention of Landlord and Tenant that Landlord shall provide such materials and services at the rates and in accordance with the terms set forth on Exhibit "F" to this Lease. Prior to the commencement of any work by Landlord, but subsequent to the execution of this Lease, Landlord and Tenant shall enter into a contract ("Contract"), on the standard 1987 AIA Fixed Price Contract form, and the terms of such Contract shall govern the relationship of Landlord, as "Contractor", and Tenant, as "Owner", for purposes of such work to be performed by Landlord, including a normal construction timetable, and Landlord shall enter into a subcontract with Starvaggi Industries, Incorporated ("Starvaggi") wherein Starvaggi agrees (i) to perform, through its employees or its subcontractors, the work Landlord is obligated to perform under the Contract, and (ii) that Tenant shall be a third party beneficiary of any such subcontracts.

      B. Plans. Tenant shall prepare such site plans, designs, plans and specifications ("Plans") as deemed necessary and appropriate by Tenant for the construction of the Improvements and furnish a copy of same to Landlord, in accordance with the terms of the Contract.

      C. Excess Costs. In the event that the costs of Landlord's Work exceed $800,000.00, the difference shall be paid to Landlord by Tenant in accordance with the terms of the Contract.

Section 6. PARKING

      Tenant shall have exclusive use and occupancy of the Parking Area during the entire Lease Term. The gross income realized by Tenant or by anyone claiming through Tenant from the Parking Area will be included in the computation of Percentage Rent.

Section 7. TAXES AND OTHER IMPOSITIONS

      A. Taxes Based Upon the Property. To the extent that Tenant is permitted by the appropriate authorities to do so, Tenant agrees that Tenant will cause the Property to be separately assessed. Landlord hereby agrees to sign, to file and to process such subdivision documents with the appropriate authorities and/or in the appropriate records for Washington County, Pennsylvania, all as may be reasonably requested by Tenant to obtain such separate assessment of the Property and, further, to cooperate with Tenant in satisfying any additional requirements relative thereto. Tenant shall pay all taxes and assessments imposed by any governmental entity to the extent the foregoing are measured by or based upon the Land or by any Improvements and any transfer taxes caused by
(i) the execution of this Lease, (ii) a transfer of Tenant's interest therein,
(iii) grant of the Third Party Easements or any other easement granted by Landlord to a third party at Tenant's request, or (iv) construction of any improvements on the Land. Tenant shall also pay all taxes, assessments, license fees, excises, imposts, and fees and charges of any other kind imposed by any governmental entity upon Tenant's personal property of any kind, including sound equipment, lighting equipment, stage equipment, kitchen and commissary equipment, seating and benches, concessionaires kiosks and similar installations, and all Tenant's trade fixtures located on the Property. Any tax or other imposition upon the Land or Improvements which is payable with respect to a period of time which falls partly within and partly outside the Lease Term shall be pro-rated between Landlord and Tenant.

      B. Taxes Arising with Respect to Business. Tenant shall pay, before delinquency, any sales tax, gross receipts tax, other tax, license fee, excise, impost or fee or charge of any other kind which is based upon the business or activities of Tenant or of any person or entity deriving rights from Tenant during the Lease Term.

      C. Tax Contest. Tenant may, at no cost or expense to Landlord, dispute and contest any particular tax, assessment or other charge and, in such case, such item need only be paid if and to the extent that the laws or regulations governing such contest do not permit postponement of payment; provided, however, that if the non-payment thereof places Landlord or its property at any risk, Landlord may require Tenant to post such reasonable security as Landlord may require. If Landlord must nevertheless join in any protest or contest, Landlord shall do so, provided that all cost and expense of the protest or contest, including Landlord's reasonable attorney's fees, are borne by Tenant and the joinder does not place Landlord or its property at any risk for which reasonable security has not been furnished to Landlord.

Section 8. GENERAL REQUIREMENTS UPON TENANT

      A. Compliance with Laws. Subject to the provisions of Subsection 15.E below, during the Lease Term, Tenant shall obey and comply with all present and future laws, ordinances, rules and regulations of all governmental entities which, in any way, affect the Property. Tenant shall have the right, at its sole cost and expense, to contest the validity of any of the foregoing in good faith. If necessary, Landlord agrees to join in any such protest or contest; provided, however, that the cost thereof, including the Landlord's reasonable attorney's fees, shall be borne by Tenant. Tenant hereby agrees to indemnify Landlord from all loss or damage whatsoever, including Landlord's reasonable attorney's fees, from Tenant's failure to abide by any such laws, ordinances, rules and regulations.

      B. Repair. Tenant shall, during the Lease Term and at Tenant's sole cost and expense, keep and maintain the Amphitheater and all other Improvements in good and sanitary order, condition and repair, ordinary wear and tear excepted.

      C. Utilities. Tenant shall, during the Lease Term, pay for all utilities to the extent used in and on the Property, and Landlord, in its capacity as Landlord under this Lease (and not in its capacity as a third party), shall have no responsibility for any interruptions in the supply of such utilities.

      D. Costs and Expenses. Except as otherwise provided in this Lease, Tenant shall, during the Lease Term, bear all costs and expenses pertaining to the Property, including, without limitation, the costs and expenses arising out of the activities of Tenant and of any concessionaires and sublessees of Tenant.

      E. Corporate Box. At no expense to Landlord, during the Lease Term, Landlord shall be entitled to a corporate box of six seats and to all tickets for such box for each event, together with all amenities associated with ownership of a box, as set forth in Tenant's standard boxholder contract in effect from time to time.

Section 9. INSURANCE AND INDEMNIFICATION

      A. Liability Insurance. Tenant shall obtain public liability insurance in an amount not less than $3,000,000.00, but Tenant shall, with due diligence, attempt to obtain such additional dollar limits as will adequately cover the insured perils, with responsible insurance companies legally authorized to transact business in the Commonwealth of Pennsylvania. The liability insurance obtained by Tenant shall name Landlord as a named insured to cover Landlord against liability to third parties for bodily injury or property damage occurring at the Property resulting from Landlord's negligence or, at Tenant's option, Tenant may obtain a separate policy in the form described herein naming Landlord as the insured thereunder. Landlord agrees that it shall not cancel or request, from the issuing insurance company, any changes to any insurance policy obtained by Tenant hereunder. Tenant shall not conduct or allow to be conducted upon the Property any activity which is expressly excluded from the coverage under the insurance policy described above, unless Tenant shall obtain additional insurance covering such activity; provided, however, that if Landlord believes that Tenant has failed to comply with the provisions of this Subsection 9.A with respect to an activity which previously has been conducted at the Property, such that same would constitute an Event of Default (hereinafter defined) which cannot be cured (because said activity was conducted without such additional insurance coverage), Landlord shall not be entitled to declare same an-Event of Default or exercise any of Landlord's remedies unless Tenant's failure to obtain such additional insurance coverage was an intentional violation of this Lease; and provided further, that if Landlord in good faith believes that Tenant intends to conduct an activity on the Property which is not insured, Landlord shall be entitled to send Tenant written notice at least five
(5) days prior to the occurrence of such activity, specifying such activity and the insurance which Landlord believes Tenant is required to obtain pursuant to this Lease, and, if Tenant fails to acquire such insurance after such notice from Landlord, such failure shall be deemed to be "intentional" for purposes of this Subsection 9.A.

      B. Property Insurance. At all times during the Lease Term, Tenant shall at its expense keep all Improvements on the Property insured against loss or damage from all such risks and in such amounts as Tenant, in the exercise of Tenant's reasonable judgment and discretion, shall deem appropriate, but not less than the replacement cost of the Improvements, with responsible insurance companies legally authorized to transact business in the Commonwealth of Pennsylvania; provided, however, that during the last ten (10) years of the Initial Term or, if Tenant exercises the Renewal Option, during the last ten (10) years of the Renewal Term, Tenant may, at its option, keep the Improvements insured for their actual cash value. The Landlord shall be named therein as an additional insured as its interest may appear. If any property insurance policy contains a co-insurance clause, Tenant will obtain, if available and if the cost is not excessive, an agreed amount endorsement or any other provision, endorsement or coverage available and cost efficient, or take such other actions as are reasonable and cost efficient, which are intended to provide assurance to Tenant, as the insured, that Tenant will not become a co-insured on such policy.

      C. Builder's Risk Insurance. During any period of construction on the Property, Tenant shall maintain, or cause to be maintained, Builder's Risk Insurance in an amount not less than the total amount of the insurable Improvements being constructed, with responsible insurance companies legally authorized to transact business in the Commonwealth of Pennsylvania.

      D. Other Insurance.

            (i) Tenant shall maintain worker's compensation and automobile and vehicular liability insurance as required by the laws of the Commonwealth of Pennsylvania.

            (ii) If Tenant requires any concessionaire or other party conducting activities on the Property to name Tenant in its liability insurance policy, Tenant will also require such party to name Landlord as an additional insured thereunder. If any performer or artist participating in any events at the Property names Tenant as an additional insured under its liability insurance policy, Tenant will use all reasonable efforts to cause such performer or artist also to name Landlord as an additional insured thereunder.

            (iii) Notwithstanding the provisions hereof regarding the types and limits of insurance required to be carried by Tenant, if Tenant believes that it is economically impossible or infeasible to obtain a particular type of insurance, or the required amount of insurance, Tenant shall be entitled to so notify Landlord, requesting Landlord's approval of Tenant's failure to obtain a particular policy or of Tenant's ability to obtain a particular policy in a lesser amount, and Landlord agrees not to unreasonably withhold its consent to such actions, in the exercise of its reasonable business discretion; provided, however, that if, pursuant to Subsection 9.F below, Tenant attempts to cause a Registered Mortgagee to be named as an insured under any of the insurance policies required to be obtained by Tenant under this Lease, and the insurer levies an additional charge to do so, Tenant agrees that, to the extent that Tenant believes such extra charge causes it to be economically impossible or infeasible to obtain such insurance, Tenant nevertheless shall not be entitled to request that Landlord waive obtaining such insurance pursuant to this Subsection 9.D(iii).

            (iv) If, in the course of planning for future events, Tenant determines that Tenant will be unable to obtain any insurance coverage required by this Lease, Tenant will so notify Landlord.

      E. Policies. Tenant's coverage under all insurance policies shall commence as of the Effective Date of this Lease. All insurance policies shall provide for at least ten (10) days' written notice to the Landlord before cancellation and copies or certificates of policies of insurance shall be delivered to the Landlord upon commencement of each policy. If any blanket general insurance policy insuring Tenant otherwise complies with all of the terms of the provisions of this Section 9, the (i) naming of the Landlord therein as a named insured, (ii) specification of the Land as a scheduled location, and (iii) specification that the full policy amount is available for losses incurred at the Land regardless of the amount of losses incurred at other locations, shall be deemed compliance with the requirements for the insurance coverage.

      F. Named Insured; Adjustment of Losses. At the request of Tenant, any Registered Mortgagee (hereinafter defined) may be named as an insured under any of the said insurance policies required under this Section 9, as its interest may appear. If any loss under any such insurance policy required hereunder is less than $100,000.00 (as adjusted, as hereinafter provided) or more, it may be adjusted with, approved by and paid to Tenant and a Registered Mortgagee, if any, or, if there is no Registered Mortgagee, then it may be adjusted with, approved by and paid to (a) Tenant in absence of any default hereunder or (b) Tenant and Landlord in the case of the existence of an Event of Default or with respect to a loss occurring during the last sixty (60) days of the Lease Term. Subject to the provisions of Subsection 10.B, losses in the amount of $100,000.00 or more (as adjusted, as hereinafter provided) shall be paid to Tenant and all named or additional insureds as their interests may appear, and Landlord's interest in the proceeds shall be assigned to Tenant upon proof that the destroyed Improvements have been repaired, replaced or rebuilt. The $100,000.00 limitation set forth herein shall be adjusted upwards or downwards for each year of the Lease Term by a percentage equal to any increase or decrease from the Effective Date hereof in the CPI, "CPI" being defined as the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84=100), or if said Index ceases to exist in substantially its current form, a reasonably comparable substitute index.

      G. Indemnity of Landlord. During the Lease Term and except as arising out of or occurring in connection with (i) the provisions of Subsection 15.E below, or (ii) the use and occupancy of the Property or Easement Areas by the Landlord or its employees, agents, contractors, or visitors, the Landlord shall not be liable to Tenant or Tenant's employees, agents, sub-tenants, contractors or visitors, or any other person whatsoever, and Tenant will indemnify, defend and hold harmless the Landlord of and from all fines, suits, claims, demands, losses and actions (including any and all attorney's fees) for any injury to persons or damage to or loss of property arising out of Tenant's use of the Property or Easement Areas.

Section 10. CASUALTY AND CONDEMNATION

      A. Casualty. With respect to any loss or damage to the Amphitheater or to any other Improvements on the Property as a result of fire or other casualty, and:

            (i) such loss occurs during the last ten (10) years of the Initial Term, or occurs after Tenant has exercised its Renewal Option, but during the last ten (10) years of the Renewal Term:

                  (a) if such loss is a Substantial Loss (hereinafter defined), whether or not such loss is an Insured Loss, Tenant shall have the right to terminate the Lease;

                  (b) if such loss is not a Substantial Loss and is an Insured
            Loss (hereinafter defined), Tenant shall be obligated to rebuild or repair the Improvements;

                  (c) if such loss is neither a Substantial Loss nor an Insured
            Loss, and the cost to rebuild or repair the damaged Improvements will be equal to or greater than the Repair Amount (hereinafter defined), Tenant shall have the right to terminate the Lease;

                  (d) if such loss is neither a Substantial Loss nor an Insured
            Loss, and the cost to rebuild or repair the damaged Improvements will be less than the Repair Amount, Tenant shall be obligated to rebuild or repair the Improvements;

            (ii) such loss occurs prior to the last ten (10) years of the Initial Term, or occurs after Tenant has exercised its Renewal Option, but prior to the last ten (10) years of the Renewal Term:

                  (a) if such loss is an Insured Loss, whether or nor
            such loss is a Substantial Loss, Tenant shall be obligated to rebuild or repair the Improvements;

                  (b) if such loss is not an Insured Loss, and the cost to
            rebuild or repair the damaged Improvements will be less than the Repair Amount, Tenant shall be obligated to rebuild or repair the Improvements;

                  (c) if such loss is not an Insured Loss, and the cost to
            rebuild or repair the damaged Improvements will be equal to or greater than the Repair Amount, Tenant may, but shall not be obligated to, rebuild or repair the Improvements, and, if Tenant elects not to rebuild or repair the Improvements, Tenant shall continue to be obligated to pay the Minimum Rent and Additional Rent; if, after five (5) years following the loss, the Improvements have not been rebuilt or repaired, Landlord shall have the right to notify Tenant of Landlord's intention to terminate the Lease, and Tenant shall have a period of six (6) months to elect to rebuild or repair the Improvements, and, if Tenant commences such rebuilding or repairs within said six (6) month period, the Lease shall not be terminated.

      B. Insurance Proceeds.

            (i) If, under any of the circumstances described above, Tenant elects to rebuild or repair the Improvements, Tenant shall be entitled to the insurance proceeds for use in such rebuilding or repair, unless Tenant is obligated pursuant to a Mortgage to pay any such proceeds over to a Mortgagee.

            (ii) If the Lease is terminated by Tenant following a casualty loss, Tenant shall be obligated to remove any and all debris from the Land.

            (iii) If Tenant terminates the Lease and does not rebuild or repair the Improvements, the insurance proceeds shall be allocated between Landlord and Tenant as follows:

            (a) First, an amount necessary to remove any and all debris from the Land shall be paid to Tenant for such purpose;

            (b) The remainder of the insurance proceeds shall be divided between Landlord and Tenant as follows:

                  (1) In the event that the Lease is terminated during the
            Initial Term and prior to the exercise by Tenant of the Renewal Option, Tenant shall receive a portion of the insurance proceeds equal to the total insurance proceeds times a fraction, the numerator of which is the number of years or partial years which remains on the Lease Term, and the denominator of which is 45, with the balance of the insurance proceeds to be paid to Landlord, being the total insurance proceeds times a fraction, the numerator of which is the number of years which have expired on the Initial Lease Term, and the denominator of which is 45;

                  (2) In the event that the Lease is terminated during the
            Renewal Term (or during the Initial Term, but subsequent to the exercise by Tenant of the Renewal Option), Tenant shall receive a portion of the insurance proceeds equal to the total insurance proceeds times a fraction, the numerator of which is the number of years or partial years which remains on the Lease Term, and the denominator of which is 70, with the balance of the insurance proceeds to be paid to Landlord, being the total insurance proceeds times a fraction, the numerator of which is the number of years which have expired on the Lease Term, and the denominator of which is 70.

            (iv) For purposes of this Section 10:

            (a) "Substantial Loss" shall mean a loss where the Improvements are damaged to the extent that it would cost more than $2,000,000.00 to repair or replace same;

            (b) "Insured Loss" shall mean any casualty loss which is covered by an insurance policy either obtained by Tenant or required to be obtained by Tenant pursuant to the terms of this Lease; and

            (c) "Repair Amount" shall mean, for the Stub Period and the First Lease Year, the sum of $200,000.00 and, for every Lease Year thereafter, the Repair Amount for the prior Lease Year, increased by one and one-half percent (1-1/2%).

      C. Condemnation.

            (i) If, at any time during the Lease Term, the entire Property and/or Amphitheater is condemned or taken by any body having the power of eminent domain, then the Lease shall automatically terminate on the date that the condemning authority takes possession.

            (ii) If there is a condemnation or taking of a portion of the Property which does not result in an automatic termination of this Lease pursuant to Subsection 10.C(i), and such condemnation or taking will result in a substantial impairment of Tenant's use and enjoyment of the Property, at any time up to the date upon which the condemning authority takes possession and for one hundred eighty (180) days thereafter, Tenant shall have the right to terminate the Lease by notice to Landlord; provided, however, that upon Tenant's notice to Landlord of Tenant's intention to terminate the Lease, Landlord shall have a period of sixty (60) days in which to propose to Tenant that Tenant and Landlord amend the Lease to substitute other land for all or a portion of the Land condemned, and to make such other amendments to the Lease as are necessary or appropriate. If Landlord and Tenant agree to such amendments, all expenses of same, including, without limitation, survey costs, transfer taxes, engineering fees, and title insurance premiums, shall be borne equally by Landlord and Tenant, and Landlord and Tenant shall each pay its own attorneys' fees. Further, if one or more of the Leased Easements is taken and Tenant does not terminate the Lease, Landlord agrees that, if Landlord owns property adjoining the Land or otherwise is in a position to grant to or obtain for Tenant additional easements, Landlord will cooperate with Tenant in a good faith effort to replace any of the Leased Easements so taken, provided that (a) Tenant pays all expenses of same, including, without limitation, survey costs, transfer taxes, engineering fees, title insurance premiums and Landlord's attorney's fees, and (b) notwithstanding any provision to the contrary in Subsection 10.C(iii) below, Landlord shall be entitled to that portion of the total condemnation award allocable to the land taken, and Tenant shall receive that portion of the total condemnation award allocable to any Improvements thereon, including, without limitation, paving in the case of a Leased Easement used as a road and utility lines in the case of a Leased Easement used as a utility easement, as well as Tenant's leasehold interest therein, and Tenant shall be entitled to expend all or such portion of said award for the rebuilding of said road or the replacing of said utility lines, with any remaining funds to be paid to Landlord.

            (iii) If, following a condemnation or taking, the Lease Term is not terminated, Tenant shall be entitled to any separate award for any loss of Tenant's leasehold interest, and any consequential or severance damages suffered by it. Subject to the foregoing, and whether or not the Lease is terminated, the amount of any awards for any condemnation or taking of the Improvements shall be divided between Landlord and Tenant using the formula set forth in Subsection 10.B(iii) above, and any awards for any condemnation or taking of the Land and Tenant's leasehold estate therein shall be made separately to Landlord and Tenant to provide each with just and adequate compensation for each of their respective interests therein and such awards shall be made with reference to and consideration of the termination of Tenant's interest in this Lease.

Section 11. MORTGAGES

      A. Tenant's Right to Encumber. Tenant shall have the right from time to time to encumber by Mortgage or Mortgages all or any portion of Tenant's rights and interests hereunder including, without limitation, all or any portion of Tenant's rights and interests in and to the Property. In all respects, however, any Mortgagee's interests shall be subordinate, inferior, and junior to Landlord's right, title, privileges, liens and interests as provided in this Lease.

            (i) The term "Mortgage" means any deed to secure debt, deed of trust, mortgage, security agreement or other instrument in the nature thereof at any time from time to time constituting a lien upon Tenant's interest in this Lease and/or Property or Improvements and/or any portion of any of the foregoing and/or any other rights of Tenant and which is recorded and appropriately included in the Office of the Recorder of Deeds of Washington

County, Pennsylvania.

            (ii) "Mortgagee" means a holder of record or, collectively, the holders of record of a Mortgage or Mortgages.

      B. Mortgage Protection. Upon execution and recordation in the Office of the Recorder of Deeds of Washington County, Pennsylvania, of any Mortgage, notwithstanding anything to the contrary contained in this Lease, so long as such recorded Mortgage is a lien on the interest of the Tenant created by this Lease, Landlord and Tenant agree as follows:

            (i) A "Registered Mortgagee" shall be defined as any Mortgagee which
(a) delivers or causes to be delivered to Landlord a notice setting forth the address for notice purposes of such Mortgagee, (b) causes to be recorded, with reference to its recorded Mortgage, a recorded Addendum, Notice or statement of the Mortgagee, such information for notices being contained therein, (c) holds a recorded Mortgage which is not satisfied, (d) consents in writing to Subsection 11.B(xi) hereof, and (e) has made a loan secured by the Mortgage in an amount equal to $750,000.00 or more, unless said Mortgagee is a person or entity, other than MCA Inc. or an Affiliate of MCA Inc., which owns more than fifty percent (50%) of the voting or decision making power of Tenant, in which event such loan must be in an amount equal to $2,000,000.00 or more. Any Registered Mortgagee may change its address by notice to Landlord and by recording an Addendum to the mortgage, Notice or statement (with or without the joinder of Tenant) containing the new address. Landlord shall deliver to each Registered Mortgagee, in the same manner as delivered to Tenant, a copy of any notice required under this Lease at the time of giving such notice to Tenant. No termination of this Lease or termination of Tenant's rights of possession of any portion of the Property or reletting of any portion of the Property by Landlord predicated on the giving of any notice to Tenant shall be effective as to any rights of any Registered Mortgagee unless Landlord gives to that Registered Mortgagee notice (or a copy of the notice to Tenant) as required by this Subsection 11.B(i).

            (ii) If Tenant shall default under any of the provisions of this Lease, each Registered Mortgagee will have the same concurrent grace periods as are given Tenant for remedying such default or causing it to be remedied, plus, in each case, an additional period of thirty (30) days after the expiration of Tenant's period to cure, and such thirty (30) day period ("Cure Period") to cure shall not start until Landlord has served a notice or a copy of a notice of default upon such Registered Mortgagee.

            (iii) If Tenant shall default under any of the provisions of this Lease, each Registered Mortgagee, without prejudice to its rights against Tenant, shall have the right to cure such default within the Cure. Period whether the same consists of the failure to pay rent or the failure to perform any other matter or thing which Tenant is hereby required to do or perform, and Landlord shall accept such performance on the part of any Registered Mortgagee as though the same had been done or performed by Tenant; for such purpose, Landlord and Tenant hereby authorize any Registered Mortgagee to enter upon the Property and to exercise any of the Tenant's rights and powers under this Lease, including those set forth in Subsection 12.B(ii) below.

            (iv) If Tenant shall default under any of the provisions of this Lease, Landlord shall not terminate or take any action to effect a termination of this Lease or reenter, take possession of or relet the Property or similarly enforce performance of this Lease in any manner if, within the Cure Period, any Registered Mortgagee either (i) cures such default; or (ii) if such default cannot reasonably be cured within the Cure Period, promptly commences and then proceeds with reasonable diligence to cure such default; or (iii) if physical possession of the Property is required to cure such default, promptly commences and then proceeds with reasonable diligence to acquire the interest of Tenant by foreclosure or otherwise and thereafter performs all other obligations of Tenant under this Lease. The provisions of the prior sentence shall apply only if any Registered Mortgagee shall have fully cured any default in the payment of any monetary obligation of Tenant within the Cure Period and shall continue to pay currently such monetary obligations as and when the same are due. If a default is such that it cannot be reasonably cured by a Registered Mortgagee without possession of the Property, then Landlord shall not terminate or take any action to effect a termination of this Lease or reenter, take possession of or relet the Property, or similarly enforce performance of this Lease in any manner if, within the Cure Period, any Registered Mortgagee shall promptly commence and then proceed with reasonable diligence to acquire the interest of Tenant by foreclosure or otherwise; provided, however, that the provisions of this sentence shall apply only if any Registered Mortgagee shall have fully cured any default in the payment of any monetary obligation of Tenant within the Cure Period and shall continue to pay currently such monetary obligations as and when the same are due and, after gaining possession of the Property, any such Registered Mortgagee performs all other obligations of Tenant here-under as and when the same are due and, subject to Subsection 11.D, agrees in writing to be bound as Tenant under this Lease.

            (v) If this Lease is terminated by Landlord on account of a default by Tenant or if Tenant's interest under this Lease shall be sold, assigned or transferred pursuant to the exercise of any remedy of any Registered Mortgagee, or pursuant to judicial proceedings, and if (a) no rent or other charges shall then be due and payable by Tenant under this Lease, and (b) any Registered Mortgagee shall have cured any default of Tenant under this Lease of the type capable of cure by any such Registered Mortgagee, then Landlord, within thirty
(30) days after receiving a request therefor, which shall be given within thirty
(30) days after such termination or transfer, will execute and deliver to any Registered Mortgagee (if there is more than one Registered Mortgagee, the Registered Mortgagee of the highest priority shall be entitled to such new Lease), its nominee or the purchaser at a foreclosure sale, or a transferee in lieu thereof, a new Lease for the Property for the remainder of the Lease Term of this Lease containing the same covenants, agreements, terms, provisions and limitations contained herein. Any new Lease made pursuant to this Subsection 11.B(v) shall have the same priority as this Lease. All liens, charges or other consensual encumbrances on the interest of the Landlord in the Property which are created by Landlord shall contain express provisions to the effect that (1) such lien, charge or encumbrance shall be subject to such new Lease to the same extent as such lien, charge or encumbrance was to this Lease, and (2) the mortgagee or other beneficiary thereof shall, upon request, confirm to Tenant and any Registered Mortgagee such status.

            (vi) If any Registered Mortgagee is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy or insolvency proceeding involving the Tenant or the Property from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the Cure Period specified above for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided, however, that any applicable Registered Mortgagee shall have fully cured any default of payment of any monetary obligations of Tenant under this Lease and shall continue to pay currently such monetary obligations as and when the same fall due and there are no other uncured defaults, except as such Registered Mortgagee is reasonably prohibited from or incapable of curing.

            (vii) If a default under any Mortgage shall have occurred, Landlord shall not object to any Registered Mortgagee exercising, with respect to the Property, any right, power or remedy under the Mortgage which is not in conflict with the provisions of this Lease.

            (viii) This Lease may be assigned, without the consent of the Landlord, to or by any Registered Mortgagee or its nominee, pursuant to foreclosure or similar proceedings, or pursuant to the sale, assignment or other transfer of this Lease in lieu thereof, or pursuant to the exercise of any other right, power or remedy of any Registered Mortgagee. The Registered Mortgagee and any assignee of this Lease, and any purchaser or transferee of the type described above in this Subsection 11.B(viii), is herein referred to as a "Mortgagee Party". No such assignment shall release Tenant.

            (ix) No surrender by Tenant to Landlord of any interest in this Lease (except a surrender upon expiration of the Lease Term) and no surrender by Tenant of the Property or any part thereof, or any interest therein, and no termination or rejection of this Lease by Tenant, shall be valid or effective, and neither this Lease, nor any of the terms hereof, may be amended, modified, changed, rejected or cancelled by Tenant without the prior written consent of each Registered Mortgagee.

            (x) Notwithstanding any provisions hereof to the contrary, if Tenant exercises its right, as set forth in Subsection

12.B(ii) below, to institute appropriate legal proceedings to dispute the existence of a default, and should the Court determine that a default exists and Tenant does not cure same, a Registered Mortgagee will have an additional period of thirty (30) days to cure such default following such Court determination, as set forth in Subsection 11.B(ii) above, but said Registered Mortgagee will not have the right to again institute legal proceedings regarding the same default, any such Registered Mortgagee being bound by the judgment of the Court.

            (xi) Landlord, Tenant, and each Registered Mortgagee, as a condition of becoming a Registered Mortgagee, hereby agree that all lawsuits hereunder shall be filed in the Court of Common Pleas of Washington County, Pennsylvania or, if the law permits, the Federal District Court for the District in which the Property is located (said local or Federal court, as applicable, hereinafter called the "Court"), and shall upon demand by any party submit to the Court any document reasonably required by such adverse party to satisfy the Court concerning its jurisdiction.

      C. No Merger. There shall be no merger of this Lease nor of any interest in this Lease nor of the interest created hereby with the interest of Landlord or the fee estate of the Property by reason of the fact that this Lease or such interest therein or such interest of Landlord may be directly or indirectly held by or for the account of any person who shall hold directly or indirectly, in whole or in part, the interest of Landlord or the fee estate in the Property, or any interest in either such interest or estate.

      D. Limitation on Personal Liability of Mortgagee Parties. Notwithstanding the provisions of Section 14 below regarding assignment and subletting, no Mortgagee Party shall be or become personally liable to Landlord as an assignee of this Lease or otherwise unless it expressly assumes such liability by written instrument, in which event the Mortgagee Party's liability shall be limited to the period of time it is the owner of the interest created by this Lease, and no assumption shall be inferred from or result from foreclosure or other appropriate proceedings in the nature thereof or as the result of any other action or remedy provided for by such Mortgage or other instrument or from a conveyance from Tenant pursuant to which the purchaser at foreclosure or grantee shall acquire the rights and interest of Tenant under the terms of this Lease; provided that nothing in this Subsection 11.D shall be deemed to prevent Landlord from exercising its remedies in accordance with Section 12 (as qualified by this Section 11) if the obligations of Tenant under this Lease are not subsequently performed as provided in this Lease. The provisions of this Subsection 11.D shall apply notwithstanding that any Mortgage may provide for a present assignment of Tenant's rights under this Lease to the Mortgagee.

      E. Waiver of Landlord's Lien. Landlord hereby subordinates all right, title and interest in and to any Landlord's lien, statutory or otherwise, upon the Tenant's personal property or fixtures and arising by virtue of this Lease, to any bona fide Mortgage held by any Registered Mortgagee.

      F. Mortgagee Benefitted. The provisions of this Section 11 are for the benefit of, and are to be enforceable by, any bona fide Registered Mortgagee.

Section 12. DEFAULT

      A. Interest Conditional. The Tenant's interest created by this Lease is granted on the condition that should any Event of Default occur and be continuing, then Landlord may terminate this Lease and Tenant's interest as provided in this Section 12.

      B. Events of Default by Tenant. The following conditions and events shall constitute "Events of Default" by Tenant for purposes of this Lease:

            (i) Tenant fails to make or pay any rents, fees, taxes, charges or other payments required hereunder when due to Landlord or others, within thirty
(30) days after receipt of written notice from Landlord of non-payment thereof;

            (ii) Tenant fails to keep, perform and observe each and every promise, covenant, warranty and condition set forth in this Lease on its part to be kept, performed or observed for sixty (60) days after receipt of written notice of such failure from Landlord, except where fulfillment of such obligation requires activity over a period of time and Tenant has commenced to perform whatever may be required within thirty (30) days after receipt of such written notice from Landlord and continues such performances without interruption, except for causes beyond its control. Notwithstanding the foregoing, if Tenant, within forty-five (45) days after the receipt of such written notice of default, shall in good faith dispute the existence of any such default by both written notice to Landlord and shall also in good faith institute appropriate legal proceedings in the Court, naming each Registered Mortgagee as a party and requesting declaratory relief or another appropriate remedy for the resolution of such dispute, then, so long as such proceedings have not been finally determined and Tenant is diligently prosecuting same, Landlord shall not have the right to terminate this Lease or exercise any other remedy of Landlord hereunder on account of the alleged default; provided, however, that the foregoing provisions of this Subsection 12.B(ii) shall not be construed to preclude a Court of competent jurisdiction from entering temporary orders or otherwise exercising its equitable powers to protect the interests of the parties during the pendency of the above described proceedings. If it shall be finally determined in such proceedings that Tenant is in default, then the time within which Tenant shall have to remedy the same as set forth above shall be computed from the date of such determination but Tenant and each Registered Mortgagee shall have no further right under this Subsection 12.B(ii) to dispute such default. No such dispute by Tenant or the filing or prosecution of any such proceedings shall operate to relieve Tenant from or permit Tenant to defer the performance of any of its obligations hereunder not specifically under dispute, and Tenant shall not be relieved of any liability to Landlord for actual damages (including any consequential damages to the extent Landlord promptly notifies Tenant of the same as soon as Landlord could reasonably be expected to be aware that such damages may occur) suffered by Landlord if Tenant contests the existence of the Event of Default by appropriate proceedings as provided above but fails to prevail in such proceedings. If the Court in which such proceedings have been instituted determines that such proceedings have not been brought by Tenant in good faith, such court shall make an award of damages therefor, including attorney's fees, costs and all expenses.

            (iii) The levy of any attachment or execution, or the appointment of any receiver, or the execution of any other process of any court of competent jurisdiction which is not vacated, dismissed or set aside within a period of sixty (60) days from its inception and which interferes or may interfere with Tenant's use of the Amphitheater or with Tenant's operations under this Lease.

            (iv) Tenant becomes insolvent, or takes the benefit of any present or future insolvency statute, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or a petition or answer seeking an arrangement for reorganization or for the readjustment of indebtedness under the federal bankruptcy laws or under any other law or statute of the United States, or of any state law, or consents to the appointment of a receiver, trustee or liquidator for all or substantially all of its property located within the Property.

            (v) By order or decree of Court, Tenant is adjudged bankrupt, or an order is made approving a petition filed by any of the creditors or stockholders of Tenant seeking the reorganization or the readjustment of its indebtedness under the federal bankruptcy laws, or under any law or statute of the United States, or any state thereof.

            (vi) A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute is filed against Tenant and is not dismissed within one hundred twenty (120) days from the date of filing.

            (vii) By, pursuant to, or under authority of (a) any legislative act, resolution or rule, or (b) any order or decree of any court, governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator takes possession or control of all or substantially all of the property of Tenant, and such possession or control continues in effect for a period of sixty
(60) days from the date of such possession or control.

            (viii) If a default under any Mortgage shall have occurred, Tenant shall not object to any Registered Mortgagee exercising, with respect to the Property, any right, power, or remedy under the Mortgage which is not in conflict with the provisions of this Lease.

      C. Remedies of Landlord. Upon the occurrence of any Event of Default by Tenant, and, subject to the provisions of Subsection 12.B(ii) hereinabove, the continuance of same beyond the applicable notice period, Landlord shall have the option to pursue any one or more of the following remedies, in addition to any remedy provided by law, provided Tenant has been given the proper notice as required in Section 12.B above:

            (i) Terminate this Lease, in which event Tenant shall immediately surrender the Property to Landlord. Tenant shall pay to Landlord on demand the amount of all rent due and owing to Landlord for the period prior to such termination and all damage and loss Landlord may suffer by reason of such termination.

            (ii) Enter upon and take possession of the Property without terminating this Lease. Landlord may relet the Property and receive the rent therefor. Tenant agrees to pay to Landlord any deficiency that may arise. Landlord's reasonable expenses, including any brokerage commission, attorney's fees, remodeling expenses and other reasonable costs of reletting, shall be subtracted from the amount of rent received under such reletting.

            (iii) Enter upon the Property without terminating this Lease, and perform Tenant's obligations under the terms of this Lease. Tenant agrees to pay Landlord for expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease. Landlord shall not be liable for any damages resulting to the Tenant from such action.

            (iv) Declare due and owing all Rent due or to become due under this Lease. Such acceleration shall include all Minimum Rent, all Fixed Rent, and all Additional Rent. Additional Rent may be estimated by Landlord. No future Percentage Rent is to be included. However, all Percentage Rents after suit and prior to the entry of judgment hereunder shall be included to the extent that it increases the amount due hereunder.

            (v) Bring an action against Tenant for specific performance of Tenant's obligations under this Lease.

      Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or in equity so long as same are not inconsistent with the provisions of this Lease. All of Landlord's rights hereunder may be exercised concurrently or consecutively at Landlord's option. However, Landlord, in exercising its rights as set forth above, shall be required to reasonably mitigate its damages in accordance with the laws of the Commonwealth of Pennsylvania.

      D. Events of Default by Landlord. The following conditions and events shall constitute "Events of Default" by Landlord for purpose of this Lease:

            (i) Landlord fails to keep, perform and observe each and every promise, covenant, warranty and condition set forth in this Lease on its part to be kept, performed or observed for sixty (60) days after receipt of written notice of such failure from Tenant, except where fulfillment of such obligation requires activity over a period of time and Landlord has commenced to perform whatever may be required within thirty (30) days after receipt of such written notice from Tenant and continues such performance without interruption, except for causes beyond its control. Notwithstanding the foregoing, if Landlord, within forty-five (45) days after the receipt of such written notice of default, shall in good faith dispute the existence of any such default by both written notice to Tenant and shall also in good faith institute appropriate legal proceedings in the Court, and request declaratory relief or another appropriate remedy for the resolution of such dispute, then, so long as such proceedings have not been finally determined and Landlord is diligently prosecuting same, Tenant shall not have the right to terminate this Lease or exercise any other remedy of Tenant hereunder on account of the alleged default; provided, however, that the foregoing provisions of this Subsection 12.D(i) shall not be construed to preclude a Court of competent jurisdiction from entering temporary orders or otherwise exercising its equitable powers to protect the interests of the parties during the pendency of the above described proceedings. If it shall be finally determined in such proceedings that Landlord is in default, then the time within which Landlord shall have to remedy the same as set forth above shall be computed from the date of such determination but Landlord shall have no further right under this Subsection 12.D(i) to dispute such default. No such dispute by Landlord or the filing or prosecution of any such proceedings shall operate to relieve Landlord from or permit Landlord to defer the performance of any of its obligations hereunder not specifically under dispute, and Landlord shall not be relieved of any liability to Tenant for actual damages (including any consequential damages to the extent Tenant promptly notifies Landlord of the same as soon as Tenant could reasonably be expected to be aware that such damages may occur) suffered by Tenant if Landlord contests the existence of the Event of Default by appropriate proceedings as provided above but fails to prevail in such proceedings. If the Court in which such proceedings have been instituted determines that such proceedings have not been brought by Landlord in good faith, such court shall make an award of damages there for, including attorney's fees, costs, and all expenses. Notwithstanding any other provision contained in this Lease, if the nature of Landlord's default is such that the failure to immediately cure same would result in Tenant being unable to utilize the Property for the operation of the Amphitheater and related facilities, then Tenant shall have the right, at Tenant's option and with prior notice to Landlord, to immediately cure said default on Landlord's behalf, and Landlord shall reimburse to Tenant any expenses reasonably incurred by Tenant after Landlord's default within fifteen
(15) days after Landlord's receipt of a statement from Tenant setting forth such expenses.

            (ii) The levy of any attachment or execution, or the appointment of any receiver, or the execution of any other process of any court of competent jurisdiction which is not vacated, dismissed, or set aside within a period of sixty (60) days from its inception and which interferes or may interfere with Landlord's ability to perform its obligations under this Lease.

            (iii) Landlord becomes insolvent, or takes the benefit of any present or future insolvency statute, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or a petition or answer seeking an arrangement for reorganization or for the readjustment of indebtedness under the federal bankruptcy laws or under any other law or statute of the United States, or of any state law, or consents to the appointment of a receiver, trustee or liquidator for all or substantially all of its property.

            (iv) By order or decree of Court, Landlord is adjudged bankrupt, or an order is made approving a petition filed by any of the creditors or stockholders of Landlord seeking the reorganization or the readjustment of its indebtedness under the federal bankruptcy laws, or under any law or statute of the United States, or any state thereof.

            (v) A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute is filed against Landlord and is not dismissed within one hundred twenty (120) days from the date of filing.

            (vi) By, pursuant to, or under authority of (a) any legislative act, resolution or rule, or (b) any order or decree of any court, governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator takes possession or control of all or substantially all of the property of Landlord, and such possession or control continues in effect for a period of sixty (60) days from the date of such possession or control.

            (vii) Landlord fails to timely pay all state corporate and federal income taxes, and any and all other taxes, assessments, or impositions of any kind whatsoever, assessed or imposed against, and becoming due and payable by Landlord to any federal, state or local governmental entity or agency or division thereof, to the extent that such obligation constitutes a lien on any or all of the Property.

      E. Remedies of Tenant. Upon the occurrence of any Event of Default by Landlord, and, subject to the provisions of Subsection 12.D(i) hereinabove, the continuance of same beyond the applicable notice period, Tenant shall have the option to pursue any one or more of the following remedies, in addition to any remedy provided by law or in equity, provided Landlord has been given the proper notice as required by Subsection 12.D above:

            (i) Terminate this Lease, preserving Tenant's rights to pursue any and all remedies provided by law or in equity, including, but not limited to, actions for damages or mandamus, and claims for reliance damages, such as lost revenues, by reason of the default by Landlord hereunder, in which event Tenant shall immediately surrender the Property to Landlord, and all of Tenant's obligations under this Lease, including the obligation to pay rent, shall terminate. Landlord shall pay to Tenant on demand the amount of all loss and damage which Tenant may suffer by reason of such termination.

            (ii) Perform the Landlord's obligations under this Lease which were not performed by Landlord, in which event Landlord shall reimburse Tenant for any and all charges incurred by Tenant as the result of Tenant's performance of Landlord's obligations within thirty (30) days after Landlord's receipt of a statement and/or invoice from Tenant setting forth the type and amounts of such charges.

            (iii) Bring an action against Landlord for specific performance by Landlord of its obligations under this Lease.

      Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law or in equity so long as same are not inconsistent with the provisions of this Lease. All of Tenant's rights hereunder may be exercised concurrently or consecutively at Tenant's option.

Section 13. TENANT FIRST REFUSAL AND CONSULTATION RIGHTS

      A. Tenant's Right. During the Lease Term, Tenant shall have the right of first refusal to purchase the Property.

      B. Procedure. Before accepting a bona fide offer with respect to any transaction which would result in the sale or transfer to a third party of an interest of Landlord in the Property, except for coal, mining rights, oil, gas, or drilling rights, or a transfer of the stock of Landlord which would result in a transfer of control of Landlord to another person or entity (it being agreed that a transfer of stock of an Affiliate of Landlord is not intended to be covered by the provisions of this Subsection 13.B), Landlord shall first notify Tenant of the offer and forward to Tenant either (i) a copy of said offer, which offer shall include all terms of the proposed sale or transfer, or (ii) an outline of the important terms of such proposed sale or transfer, including the identity of the purchaser or transferee and such party's representation and warranty (for Tenant's reliance as well as Landlord's reliance) that such purchaser or transferee is not acting on behalf of any other party and does not intend to immediately resell the Property, or for whom such purchaser or transferee is acting or to whom such purchaser or transferee intends to resell the Property, the purchase price, terms of seller financing, if applicable, allocation or proration of closing costs or expenses, time periods, and any unusual terms. Landlord and Tenant each agree to hold in confidence all such information furnished by any proposed purchaser or transferee. Tenant shall have thirty (30) days following receipt of such written notification within which to elect to acquire the interest in the

Property which is the subject of the transaction upon the same terms and conditions (or upon any alternative terms and conditions, if any agreed to by Landlord and Tenant) specified in the Landlord's notice. Notwithstanding any other provision herein contained, Landlord and Tenant hereby agree that, in the event any offer received by Landlord covers not only the Property but also an interest in all or any portion of the Landlord's Lands or any other property, it shall not be a condition to Tenant's right to acquire the Landlord's interest in the Property that Tenant also acquire a portion of Landlord's Lands or any other property that is also subject to the offer, but rather, Tenant shall be required to acquire only Landlord's interest in the Property upon the same terms and conditions (equitably prorated as to the Property) as are contained in any offer to be accepted by Landlord. Landlord and Tenant further expressly agree that, in the event any offer received by Landlord provides for non-cash consideration to be paid to Landlord which Tenant is unable to furnish (such as a specific tract of land to be exchanged for the Property), Tenant shall be entitled to offer cash in lieu of such substitute consideration, in an amount equal to the fair market value of such non-cash consideration. Upon Tenant's election to so acquire the interest in the Property, Tenant shall have the right to designate any one (1) or more of Tenant's Affiliates (hereinafter defined) to take title to the interest being acquired. If Tenant does not so notify Landlord of Tenant's election to purchase the interest in the Property, Landlord shall be free to complete the transaction with the third party specified in the Notice upon the terms as specified in Landlord's Notice, or upon terms and conditions which are more favorable, as a whole, to Landlord than such terms and conditions, as a whole, which were specified in the notice to Tenant; provided, however, that if such transaction does not close within nine (9) months from the date upon which Landlord gives notice to Tenant of such transaction, the same notice procedure shall again be required prior to Landlord's conveyance of any interest in the Property. Further, Tenant expressly agrees that Landlord shall not be obligated to send another notice to Tenant each time, in the course of negotiations with a prospective purchaser or transferee, minor changes in the terms of the transaction are agreed upon which were not included in Landlord's notice to Tenant, so long as the terms of the final transaction are substantially the same as, or are more favorable, as a whole, to Landlord, as the terms and conditions as set forth in Landlord's notice to Tenant. Tenant's unwillingness or inability to exercise its right of first refusal as to any particular transaction shall not constitute a waiver of Tenant's right of first refusal for any subsequent transactions affecting the Property, and Tenant shall continue to have such right regardless of the number of successive transactions which occur as to which Tenant does not exercise its right. The parties expressly reserve all remedies, judicial or otherwise, if a dispute should arise concerning whether the terms and conditions of any transaction with any third party under this Subsection 13.B are, in fact, substantially the same as or more favorable to Landlord than those specified in any notice to Tenant. In the event Tenant elects not to exercise its right of first refusal as to any particular transaction, the terms and provisions of this Lease shall nevertheless remain in full force and effect, and any purchaser or transferee of an interest in the Property shall, as a condition to said purchase or transfer, be notified by Landlord of the existence and enforceability of this Lease.

Section 14. TENANT CONCESSIONS, SUBLETTING AND ASSIGNMENT

      A. Concessions, Subletting and Assignments. Tenant shall have the unrestricted right at any time to grant concessions and/or to sublease all or any portion of the Property and/or to assign this Lease to any party, provided that Tenant (i) so notifies Landlord, and (ii) shall not be relieved of any obligation under this Lease.

      B. Other Assignments by Tenant.

            (i) This Lease may be assigned by Tenant, upon thirty (30) days' prior written notice to Landlord, to an assignee ("Assignee") (a) whose net worth (exclusive of the value of this Lease) is at least $2,500,000.00, (b) who has the expertise to carry out all of Tenant's obligations hereunder, and (c) who accepts all the terms and conditions of this Lease and assumes all of Tenant's duties, covenants and obligations under this Lease (such acceptance and assumption to be expressly stated in the assignment, the notice to Landlord or other written instrument signed by the Assignee).

            (ii) In the event that the Lease is so assigned to an Assignee who qualifies in accordance with Subsection 14.B(i) above, then Tenant's obligations to fulfill all duties and obligations hereunder shall cease, and the Assignee's obligations shall commence, as of the effective date of such assignment; provided, however, that Tenant shall not be relieved from any obligations, duties or liabilities which have accrued hereunder prior to the date of such assignment; and provided further that, for a period of three (3) months following the effective date of such assignment, the Assignee shall be liable for all obligations of Tenant under this Lease. If Landlord intends to hold the Assignee liable for any pre-assignment default, Landlord agrees to so notify Tenant and Assignee, specifying in detail the claimed pre-assignment default.

            (iii) The written notice to Landlord described above shall be accompanied by audited financial statements of the Assignee, prepared in accordance with generally accepted accounting principles, containing the certification of the certified public accountant, given in accordance with the then current standards of the American Institute of Certified Public Accountants, and certified by the Assignee as accurate, complete, correct and having been prepared in accordance with generally accepted accounting principles.

            (iv) The delivery of the written notice to Landlord described above also shall be the agreement by the Assignee that the Assignee (a) shall be bound by all of the terms of this Lease, and (b) has the necessary expertise as required by Subsection 14.B(i) above.

Section 15. LANDLORD'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      A. Organization. Landlord hereby represents and warrants to Tenant that it is a corporation duly organized under the laws of the Commonwealth of Pennsylvania, that it has full corporate power and authority to enter into this Lease and to engage in the transactions contemplated hereby, and that the joinder, consent or approval of no other person or entity is required to properly consummate the transactions herein contemplated.

      B. Warranty of Title. Landlord hereby represents and warrants to Tenant that, as of the Effective Date hereof, the Landlord has good and indefeasible fee simple title in and to the Landlord's Lands, subject to the matters set forth in Exhibit "E", and that this Lease has priority over any and all liens against Landlord's Lands. Landlord agrees to cause the holder of any lien against Landlord's Lands to release such lien or to execute a subordination agreement, in form reasonably satisfactory to Tenant, for the benefit of Tenant, subordinating such lien to this Lease. Landlord shall have the right to encumber the Land or any portion thereof, so long as the interest of any such lienholder remains subordinate to this Lease.

      C. Binding Obligation. Landlord hereby represents and warrants that this Lease is a valid obligation of the Landlord and is binding upon the Landlord in accordance with the terms hereof.

      D. Landlord's Work. Landlord represents and warrants that it has the capability to fulfill its obligations relative to the Landlord's Work pursuant to the terms of this Lease and that Landlord will be able to fulfill such obligations in a timely manner and without delay to the construction of the Amphitheater.

      E. Hazardous Wastes.

            (i) Landlord represents and warrants that, to the best of its knowledge, the Property is not currently in violation of or subject to any investigation by any governmental authority under any applicable laws, rules and/or regulations pertaining to health or to the environment and, further, represents and warrants that, to the best of its knowledge, no hazardous wastes have been disposed of or otherwise released on, to or under the Property and Landlord shall not dispose of or otherwise release on, to or under the Property subsequent to the signing of this Lease any such hazardous wastes. For purposes of this Subsection 15.E, "hazardous wastes" shall be defined to be those substances listed in

Identification and Listing of Hazardous Wastes, 40 C.F.R. ss.ss.261.30, 261.31,
261.32 and 261.33 (1987), as amended ("Federal Statute"), as of the date of this Lease.

            (ii) If any such hazardous wastes have been disposed of or otherwise released on, to or under the Property prior to the Effective Date hereof, then Landlord hereby agrees that Tenant shall not be liable to Landlord or Landlord's employees, agents, subagents, contractors or any other person whatsoever, and Landlord will indemnify, defend and hold harmless Tenant of and from all fines, suits, claims, demands, losses and actions (including any and all attorneys' fees) for any injury to persons or damage to or loss of property on or about the Property arising in connection with any condition of the Property existing prior to the Effective Date of this Lease, which violates any laws, ordinances, rules and regulations of any governmental entities, as same currently exist, which in any way affect the Property, resulting from any hazardous wastes which have been disposed of or otherwise released on, to or under the Property, and Landlord shall comply with any of said laws, ordinances, rules and regulations requiring the remedy of any such pre-existing condition.

            (iii) If any substance has been disposed of or otherwise released on, to or under the Property prior to the Effective Date hereof which, as of the Effective Date of this Lease, is not included in the Federal Statute, but which is subsequently included in the Federal Statute (or if, during the ten (10) year period following the Effective Date hereof, the federal laws are amended such that an equivalent list of hazardous wastes is no longer contained therein, but is set forth in another federal statute or regulation, then reference to "Federal Statute" shall mean such other federal statute or regulation), but only for a period of ten (10) years from the Effective Date of this Lease, Landlord hereby agrees that Tenant shall not be liable to Landlord or Landlord's employees, agents, subagents, contractors or any other person whatsoever, and Landlord will indemnify, defend and hold harmless Tenant of and from all fines, suits, claims, demands, losses and actions (including any and all attorneys' fees) for any injury to persons or damage to or loss of property on or about the Property arising in connection with any condition of the Property existing prior to the Effective Date of this Lease, which violates any laws, ordinances, rules and regulations of any governmental entities, as same currently exist, which in any way affect the Property, resulting from any such hazardous wastes which have been disposed of or otherwise released on, to or under the Property, and Landlord shall comply with any of said laws, ordinances, rules and regulations requiring the remedy of any such pre-existing condition.

            (iv) After the expiration of such ten (10) year period, if any substance not included in the Federal Statute is determined to have been disposed of or otherwise released on, to or under the Property prior to the Effective Date hereof, and the presence of such substance shall cause Tenant to be unable to utilize the Property for Tenant's intended purposes, Tenant may notify Landlord of such condition. If Landlord is unable or unwilling to remedy such condition within sixty (60) days of such notice, Tenant shall be entitled to terminate this Lease upon thirty (30) days' prior written notice to Landlord.

Section 16. TENANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      A. Organization. Tenant hereby represents and warrants to Landlord that it is a corporation duly authorized under the laws of the State of Delaware, that it has full corporate power and authority to enter into this Lease and to engage in the transactions contemplated hereby, and that the joinder, consent or approval of no other person or entity is required to properly consummate the transactions herein contemplated.

      B. Binding Obligation. Tenant represents and warrants that this Lease is a valid obligation of the Tenant and is binding upon the Tenant in accordance with the terms hereof.

      C. Pittsburgh Symphony. During the first two (2) years of the Lease Term, Tenant shall use its reasonable efforts to obtain performances of the Pittsburgh Symphony at the Amphitheater, provided that Tenant shall have no obligation to expend any sums of money whatsoever in its efforts to obtain such performances.

      D. Tenant's Improvements. Tenant represents and warrants that it has the capability to fulfill its obligations relative to the Amphitheater pursuant to the terms of this Lease and that it will be able to fulfill such obligations in a timely manner and without delay to the construction of the Amphitheater and other Improvements.

      E. Taxes and Assessments. During the Lease Term, Tenant shall timely pay all state, corporate and federal income taxes, and any and all other taxes, assessments or impositions of any kind whatsoever, assessed or imposed against and becoming due and payable by Tenant to any federal, state or local governmental entity, or any agency or division thereof.

      F. Repairs. Tenant shall make, at Tenant's expense, all reasonably necessary repairs to the Property.

      G. Waste and Nuisance. Tenant will not commit any waste on the Property. Tenant will not allow any nuisance to exist on the Property; provided, however, that Landlord agrees that, for purposes of this Lease, so long as Tenant is not violating the provisions of Subsection 2.A regarding use of the Property, and is conducting its business as is customarily done by other parties conducting similar operations, Tenant shall not be in default under this Subsection 16.G. Further, if any third party makes any claims against Tenant alleging a nuisance or similar cause of action, regardless of the outcome of any such proceedings, Tenant shall not be in default under this Subsection 16.G unless Tenant is deliberately violating an injunction issued by a court of appropriate jurisdiction; provided, however, that, if a governmental body or agency makes any claims against Tenant alleging a nuisance or similar cause of action, so long as Tenant is contesting or appealing in good faith any governmental order or judgment of a Court, Tenant shall not be in default under this Subsection 16.G, but once a final determination or non-appealable judgment is rendered against Tenant, Tenant agrees it will comply with the terms thereof.

      H. Zoning. Tenant, at Tenant's expense, will comply with all zoning and changes in zoning during the Lease Term.

      I. Hazardous Material. To the extent prohibited by law, Tenant shall not permit any hazardous materials or wastes to be deposited upon the Land or released onto, on, or under the Land.

Section 17. CESSATION OF OPERATIONS

      Tenant shall have the absolute right at any time during the Lease Term to cease operations of any kind, so long as Tenant shall continue to pay to Landlord the full amount of the Minimum Rent due to Landlord in accordance with Subsection 3.A of this Lease, together with all Additional Rent, Fixed Rent, and other sums becoming due to Landlord hereunder, and further provided that Tenant otherwise complies with all the terms and provisions of this Lease.

Section 18. MISCELLANEOUS

      A. Waiver. The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or of any other term, covenant or condition herein contained.

      B. No Benefits to Others. This Lease does not confer any rights or benefits upon any person or entity other than Landlord and Tenant and, to the extent consistent with this Lease, their respective successors and assigns. There are no third party beneficiaries.

      C. Entire Agreement. This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant, oral or written, relating to the subject matter of this Lease. Neither party has made any representations or promises not expressly contained in this Lease. No subsequent alterations, amendments, changes or additions to this Lease shall be binding upon Landlord and Tenant unless reduced to writing and signed by each party.

      D. Force Majeure. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of unavoidable delays caused by fire, catastrophe, acts of God, strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, civil commotion, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

      Neither party shall in any event be liable in damages or otherwise, nor shall the other party be released from any obligations hereunder because of the interruption of any service, or a termination, or disturbance (except to the extent, if any, expressly provided elsewhere in this Lease) attributable to strike, lockout, breakdown, accident, war, or other emergency, order or regulation of or by any governmental authority, failure of supply, inability to obtain supplies, parts or employees, or any cause beyond such party's reasonable control.

      The provisions of this Subsection shall not operate to excuse Tenant from the prompt payment of rents, or from any other payments required from either party to the other by the terms of this Lease.

      E. Notices; Approvals and Consents.

            (i) All notices required or permitted to be given under this Lease shall be in writing and shall be delivered in person, by courier service, or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth hereinbelow or such other address as either party may from time to time designate in writing to the other.

      The current addresses for notices are as follows:

      If to Landlord:         Crossroads Properties, Incorporated
                              c/o Starvaggi Industries, Incorporated
                              401 Pennsylvania Avenue
                              Weirton, West Virginia 26062
                              Attention: G. Michael Wehr

      With a copy to:         McCreight, Marriner & Crumrine
                              800 Washington Trust Building
                              Washington, Pennsylvania 15301
                              Attn: Stephen D. Marriner, Jr.

      If to Tenant:           Pace Entertainment Group, Inc.
                              515 Post Oak Boulevard
                              Suite 300
                              Houston, Texas 77027

                              Attn: Brian E. Becker

      With a copy to:         Strassburger McKenna Gutnick & Potter
                              322 Boulevard of the Allies, Suite 700
                              Pittsburgh, Pennsylvania 15222
                              Attention: H. Yale Gutnick

            (ii) All notices, demands and requests shall be deemed effective when received or, if rejected, on the date of rejection thereof.

            (iii) All approvals and consents given by any party pursuant to this Lease shall be in writing and neither party shall rely upon an approval or consent given by the other party which is not in writing. No party shall unreasonably delay acting upon a request by the other party for an approval or consent called for by this Lease.

            (iv) Tenant shall be entitled to designate two (2) additional parties to whom notices shall be sent, such designation to be made in accordance with this Subsection 18.E.

      F. Captions and Section Numbers.

            (i) The captions and section numbers appearing in this Lease are inserted only as a matter of convenience and, in no way, define, limit, construe or describe the scope or intent of any section nor in any way affect this Lease.

            (ii) Reference to section numbers are references to sections within this Lease.

      G. Construction of Language. The language in all parts of this Lease shall be construed simply, according to its fair meaning, and not strictly for or against either Landlord or Tenant, regardless of which party initiated or drafted particular language of this Lease. This Lease was negotiated between parties of equal bargaining power.

            When the singular or plural number or masculine, feminine or neuter gender is used in this Lease, it shall equally apply to, extend to, and include the other.

      H. Broker's Commission. Tenant shall be responsible for the payment of any brokerage commission becoming due and owing to Gold & Company, Inc. ("Gold") pursuant to that certain Commission Agreement by and between Tenant and Gold, arising out of or as a result of this Lease. Except for Tenant's agreement with Gold, both Landlord and Tenant each warrant that it has employed no broker or finder in connection with this transaction. However, if claims for brokerage commission or finders fees are asserted, each party will initially bear its own costs and indemnify the other against and hold it harmless from any and all claims or liabilities for such fees and/or commissions (including, without limitation, the cost of attorney's fees in connection therewith) resulting from the acts of such indemnitor in causing such commission, fee or claim.

      I. Interest. Interest, except as otherwise provided herein, shall accrue on any sums owed by either party to the other, starting from the first date of delinquency and continuing until the full amount including interest is paid, at four percent (4%) per annum plus the announced prime rate of Pittsburgh National Bank, which announced prime rate changes from time to time ("Penalty Rate").

      J. Persons Indemnified. All agreements by either Tenant or Landlord to indemnify or hold the other harmless contained in this Lease shall inure to the benefit not only of the respective indemnitee but also to its Affiliates and, if a party is a partnership, to the benefit of such party's partners, and to the directors, officers, shareholders, employees and agents of any of the foregoing.

      K. Governing Law. This Lease and all provisions hereof, irrespective of the place of execution or performance, shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements which are executed by all parties and are performed or performable wholly in Pennsylvania.

      L. Venue. Any action brought by any party to enforce or interpret this Lease shall be brought in the Court of Common Pleas of Washington County, Pennsylvania or, if the law permits, the Federal District Court for the District in which the Property is located.

      M. Rights Are Cumulative. The rights and remedies conferred upon either party in this Lease and by law or in equity are cumulative, unless and only to the extent inconsistent with the provisions of this Lease.

      N. Saving Clause. If any provision of this Lease shall be held to be invalid or unenforceable to any extent, the same shall not affect in any respect whatsoever the validity or enforceability of the other provisions of this Lease.

      O. Attorney's Fees. If, on account of any breach or default by Landlord or Tenant of their respective obligations under this Lease, it shall become necessary for the other to employ an attorney to enforce or defend any of its rights or remedies hereunder, then, in any action brought to enforce said rights or remedies, the prevailing party in any such action, on trial or appeal, shall be entitled to reasonable attorney's fees to be paid by the losing party as fixed by the Court.

      P. Injunctive Relief. In the event of a breach or threatened breach by either party of any of the covenants or provisions of this Lease, the other party shall, in addition to any remedies expressly mentioned in this Lease, have the right to request injunctive relief and the right to invoke any remedy allowed at law or in equity. More particularly, Landlord and Tenant hereby agree that, upon an Event of Default hereunder by Landlord or Tenant, the damages incurred by Landlord or Tenant shall be difficult to ascertain, and, in light of the difficulty of ascertaining such damages, injunctive relief, including the remedy of specific performance, shall be available to Tenant against Landlord and Landlord against Tenant.

      Q. "Affiliate" Defined. The term "Affiliate" means any person or entity which, directly or indirectly, is controlled by, is in control of, or is under common control with, the person or entity with reference to which the term "Affiliate" is used. Ownership of fifty percent (50%) or more of the voting or decision making power with respect to any person or entity shall be deemed control, although ownership of less than fifty percent (50%) shall not necessarily negate control.

      R. Estoppel Certificate. Landlord and Tenant agree, at any time and from time to time upon not less than ten (10) days prior request by the other, that Landlord and Tenant, respectively, will execute, acknowledge and deliver to the other an estoppel certificate in writing certifying (i) that this Lease (in the form attached to the certificate) is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect as modified and identifying the modifications, (ii) the date to which the Percentage Rent and other charges have been paid, and (iii) that, so far as the certifying party knows, there is not an uncured Event of Default or act or omission which, with the passage of time, will ripen into an Event of Default, other than any specified in the certificate. The party requesting the estoppel certificate may accompany its request with a proposed certificate to be executed by the other party. Estoppel certificates may be relied upon by any person or entity proposing to acquire Landlord's or Tenant's interest hereunder, or any portion thereof or interest therein, as the case may be, and by any mortgagee or encumbrancer or prospective mortgagee or encumbrancer (or any assignee thereof) now or hereafter having any present or prospective interest in the right, title or interest of Landlord or of Tenant.

      S. Confidentiality. Landlord and Tenant will not use for its own benefit and will hold in confidence all information which it learns from the other and from any of the other's officers, agents, licensees, employees and concessionaires, which information is not clearly of a public nature.

      T. Lease Intended. The parties hereto intend this instrument to be construed as a lease and the fact that Landlord is paid in part by a percentage of Gross Receipts shall not establish between Landlord and Tenant a partnership or joint venture relationship. The Tenant has been given exclusive use of the Property and Landlord has reserved no rights to direct Tenant's "day to day" operations.

Section 19. NON-DISCRIMINATION

      Neither Tenant nor any person or entity under Tenant's control will discriminate against any customer, employee, or applicant for employment because of race, color, religion, sex or national origin.

Section 20. SUCCESSORS AND ASSIGNS

      This Agreement is binding upon and, subject to the other provisions of this Lease, inures to the benefit of the successors and assigns of the respective parties.

Section 21. RECORDING OF LEASE

      Each party shall, upon request of the other party, execute and deliver a Memorandum of Lease in substantially the form of Exhibit "G" attached hereto, to be recorded in accordance with the laws and customs of the Commonwealth of Pennsylvania.

Section 22. MULTIPLE COUNTERPARTS

      This Lease may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original and all of which shall together constitute the same document. For convenience, each party may execute a separate signature page and it is agreed that all of such pages may be collated together with the body hereof to form the signature pages for this Lease.

Section 23. LETTER OF CREDIT OR GUARANTY

      A. Letter of Credit. On or before the day on which Tenant requests that Landlord commence performance of Landlord's Work, as set forth in Section 5 hereof, Tenant shall deliver to Landlord a letter of credit in the amount of $800,000.00 ("Letter of Credit"), in substantially the form of Exhibit "H" attached hereto, which shall be drawn upon a bank insured by the Federal Deposit Insurance Corporation ("Issuer"). The right of Landlord to make draws against the Letter of Credit shall be conditioned upon presentment by Landlord of the original Letter of Credit, accompanied by Landlord's certification either (i) stating (a) that Tenant is in default in the payment of Fixed Rent under this Lease, and (b) the amount of Fixed Rent past due and payable, such certification to be substantially in the form of Exhibit "I" attached hereto, or (ii) stating that a substitute letter of credit has not been furnished to Landlord at least five (5) business days prior to the expiration of the Letter of Credit, as provided below. If less than the full $800,000.00 shall be payable, Landlord shall be entitled only to make a partial draw, in the amount of said past due Fixed Rent, and Landlord's reasonable expenses, not to exceed $500.00. The term of the Letter of Credit may be for the number of years or months of the period remaining during which Fixed Rent shall be payable, or, at Tenant's option, the term may be for a lesser period (such as one (1) year), so long as the Letter of Credit expressly states either that (1) same shall be automatically renewed for periods which, from the date of its issuance, will equal the remaining period during which Fixed Rent shall be payable, or (2) Landlord may present the Letter of Credit if a substitute letter of credit (in the amount of the Fixed Rent remaining unpaid) is not furnished to Landlord at least five (5) business days prior to the expiration date of the Letter of Credit. It is further agreed that, if Landlord receives notice from the Issuer that the Issuer will not renew the Letter of Credit, and there remains unpaid Fixed Rent, Landlord may present the Letter of Credit if Tenant does not furnish a substitute letter of credit (in the amount of the Fixed Rent remaining unpaid) at least five (5) business days prior to its expiration. The Letter of Credit additionally shall provide that the amount thereof shall automatically reduce by a sum equal to the amount of Fixed Rent previously paid in accordance with the terms of this Lease.

      B. Guaranty. At Tenant's option, either on the day which Tenant requests that Landlord commence performance of Landlord's Work, or at any time thereafter during the period when Tenant is required to furnish the Letter of Credit, Tenant may furnish to Landlord, in lieu of the Letter of Credit, a guaranty agreement, in substantially the form of Exhibit "J" attached hereto ("Guaranty Agreement") of Pace Management, Corporation, guaranteeing the Fixed Rent then remaining unpaid. Further, upon furnishing to Landlord of a letter of credit in the amount of the Fixed Rent then remaining unpaid, and which otherwise complies with the requirements of Subsection 23.A above, the Guaranty Agreement shall be automatically terminated and of no further force and effect, and Landlord shall execute a written release of such Guaranty Agreement.

      C. Delivery of Letter of Credit or Guaranty. Landlord shall have no duty to commence any of Landlord's Work until the Letter of Credit in appropriate form and/or the Guaranty Agreement is delivered to Landlord.

      EXECUTED on the dates set forth beneath the signatures hereto, but effective for all purposes as of the Effective Date hereof.

                                            CROSSROADS PROPERTIES, INCORPORATED

ATTEST:


By: /s/ Stephen D. Marriner, Jr.            By: /s/ G. Michael Wehr
    ------------------------------              ------------------------------
Name:  Stephen D. Marriner, Jr.             Name:  G. Michael Wehr

Title:  Secretary                           Title:  President

                                            Date:  December 1, 1989

                                                   -   LANDLORD   -


                                            PACE ENTERTAINMENT GROUP, INC.

ATTEST:


By: /s/ John A. Rubey                       By: /s/ Brian E. Becker
    ------------------------------              ------------------------------
Name:  John A. Rubey                        Name: Brian E. Becker

Title:  Secretary                           Title:  President

                                            Date: November 29, 1989

                                                -   TENANT   -
by Starvaggi Industries, Incorporated, as Grantor, to Crossroads Properties, Incorporated, as Grantee, by Deed dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 220, et seq.

                                   EXHIBIT "C"

                                LANDLORD'S LANDS

All those certain pieces, parcels or tracts of land lying, being and situate in the Township of Hanover, County of Washington, Commonwealth of Pennsylvania, said pieces, parcels and tracts of land being more specifically and particularly bounded and described as follows:

Beginning at a point at the Southwest corner of Reservation No. 1 Starvaggi Charities, Inc., Tract VI, Deed Book Volume 989, Page 129 thence along the land now or formerly of Pennsylvania Game Commission, State Game Lands No. 117, North 81(degrees) 32' 00" West 1478.75 feet to a point; thence along land now or formerly of Pennsylvania Game Commission, Parcel 1, Deed Book Volume 1396, Page 18, South 34(degrees) 35' 50" West 1697.07 feet to a point common to this land and to land of the Pennsylvania State Game Commission and to land now or formerly of Glenn and Jean Roberts; thence along land now or formerly of Glenn and Jean Roberts North 14(degrees) 53' 00" West 197.21 feet to a point; thence along land now or formerly of Glenn and Jean Roberts North 81(degrees) 08' 00" West 140.00 feet to a point; thence along land now or formerly of Glenn and Jean Roberts North 80(degrees) 35' 00" West 991.14 feet to a point; thence along land now or formerly of Glenn and Jean Roberts North 27(degrees) 44' 00" West 912.16 feet to a point; thence along land now or formerly of Glenn and Jean Roberts and crossing Hanover Township Road 400 South 58(degrees) 30' 00" West 2269.40 feet to a point; thence generally following along the westerly side of Hanover Township Road 400 and along land of Starvaggi Industries, Incorporated North 42(degrees) 45' 00" West 2723.20 feet to a point; thence along land now of Starvaggi Industries, Incorporated North 24(degrees) 32' 20" West 207.24 feet to a point; thence staying within the Right-of-Way of Hanover Township Road 400 and along land now of Starvaggi Industries, Incorporated North 37(degrees) 32' 00" West 1165.09 feet to a point on the southerly Right-of-Way line of U.S. Route 22; thence along that same Right-of-Way by a curve to the Right, which curve is the arc of a circle having a radius of 3654.83 feet, a chord distance of 927.567 feet to a point, the chord for the curve being North 67(degrees) 28'35" East; thence along that same Right-of-Way South 15(degrees) 14" East 20 feet to a point; thence along that same Right-of-Way by a curve to the Right, which curve is the chord of a circle having a radius of 3634.83 feet, a chord distance of
334.98 feet to a point, the chord for the curve being North 77(degrees) 24' 24" East; thence along that same Right-of-Way North 80(degrees) 02' 49" East 1947.97 feet to a point; thence along that same Right-of-Way North 09(degrees) 57' 11" West 35 feet to a point; thence along that same Right-of-Way, North 80(degrees) 02' 49" East 19.31 feet to a point; thence along that same Right-of-Way by a curve to the Left, which curve is the arc of a circle having a radius of 5879.65 feet a chord distance of 386.49 feet, the chord for the curve being North 78(degrees) 09' 49" East; thence along that same Right-of-Way North 72(degrees) 36' 09" East 15.00 feet to a point; thence along that same Right-of-Way North 17(degrees) 23' 51" West 25.00 feet to a point; thence along that same Right-of-Way North 72(degrees) 36' 09" East 492.00 feet; thence along that same Right-of-Way South 17(degrees) 23' 51" East 35.00 feet to a point; thence along that same Right-of-Way North 72(degrees) 36' 09" East 300.00 feet to a point; thence along that same Right-of-Way North 17(degrees) 23' 51" West
35.00 feet to a point; thence along that same Right-of-Way North 72(degrees) 36' 09" East 1109.61 feet to a point; thence along that same Right-of-Way South 13(degrees) 57' 50" East 42.00 feet to a point; thence along that same Right-of-Way North 76(degrees) 02' 10" East 332.06 feet to a point; thence along that same Right-of-Way by a curve to the Right, which curve is the arc of a circle having a radius of 537.27 feet, a chord distance of 57.25 feet to a point, the chord for the curve being South 72(degrees) 58' 55" East; thence along that same Right-of-Way South 20(degrees) 04' 20" West 100.00 feet to a point; thence by a curve to the Right, which curve is the arc of a circle having a radius of 437.27 feet, a chord distance of 241.76 feet to a point, the chord of the curve being South 53(degrees) 52' 47" East; thence along that same Right-of-Way South 65(degrees) 43' 13" East 243.01 feet to a point; thence along that same Right-of-Way North 24(degrees) 16' 47" East 68.00 feet to a point; thence along that same Right-of-Way South 65(degrees) 43' 13" East
164.02 feet to a point; thence along that same Right-of-Way by a curve to the Left, which curve is the arc of a circle having a radius of 398.00 feet, a chord distance of 364.59 feet to a point, the chord of the arc being North 87(degrees) 01' 11" East; thence along that same Right-of-Way South 30(degrees) 14' 23"
East 30.00 feet to a point; thence along that same Right-of-Way by a curve to the Left, which curve is the arc of a circle having a radius of 428.00 feet, a chord distance of 40.92 feet to a point, the chord of the curve being North 57(degrees) 01' 17" East; thence along that same Right-of-Way North 54(degrees) 16' 47" East 168.00 feet to a point; thence along that same Right-of-Way South 80(degrees) 43' 13" East 45.00 feet to a point; thence South 35(degrees) 43' 13" East 560.00 feet to a point; thence along land now or formerly of D. W. Steele and J. R. Steele South 17(degrees) 46' 00" West 66.00 feet to a point; thence along land now or formerly of D. W. Steele and J. R. Steele North 77(degrees) 44' 00" East 160.00 feet to a point; thence to the centerline of Pennsylvania State Route 18 North 74(degrees) 30' 00" East 63.84 feet to a point; thence along the centerline of Pennsylvania State Route 18 Highway South 36(degrees) 14' 00" East 1971.67 feet to a point; thence leaving the centerline of Pennsylvania State Route 18 and along land now or formerly of Bologna Coal Company, South 53(degrees) 46' 00" West 518.80 feet to a point; thence along land now or formerly of Bologna Coal Company, along land now or formerly Royal Helicopter Service and along Reservation No. 1 Starvaggi Charities, Inc., Tract VI, South 29(degrees) 43' 20" East 935.04 feet to the point of beginning.

Containing 558.365 Acres.

Being a part of all of those certain pieces, parcels and tracts of land conveyed by Starvaggi Charities, Inc., as Grantor, to Crossroads Properties, Incorporated, as Grantee, by Deed dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 225, et seq. and

                                  EXHIBIT "D"

                                 EASEMENT AREA

All that certain piece, parcel and tract of land lying, being and situate in the Township of Hanover, County of Washington and Commonwealth of Pennsylvania, said piece, parcel and tract of land to be used for vehicular and pedestrian ingress and egress to and from the 327.22 Acre Tract and being more completely bounded and described as follows:

Beginning at a point within the Right-of-Way of Hanover Township Road Number 400, said beginning point being South 37(degrees) 32' 00" East 537.43 feet more or less from the Northwest corner of land of Crossroads Properties, Incorporated, identified as Tract No. 1 and as more fully described on the Deed from Starvaggi Industries, Incorporated, as Grantor, to Crossroads Properties, Incorporated, as Grantee, said Deed being dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 220; thence, from said point of beginning, North 79(degrees) 48' 21" East 3584.25 feet to a point; thence along a portion of the land of the 327.22 Acre Tract, South 20(degrees) 10' 00" East 101.53 feet to a point; thence South 79(degrees) 48' 21" West 3550.13 feet to a point within the Right-Of-Way of Hanover Township Road Number 400; thence from said point within the Right-Of-Way of Hanover Township Road Number 400 North 37(degrees) 32' 00" West 112.57 feet to the point of beginning.

Containing an area of 8.189 Acres.

Being a part of that certain piece, parcel and tract of land identified as Tract No. 1 in the Deed from Starvaggi Industries, Incorporated, as Grantor, to Crossroads Properties, Incorporated, as Grantee, dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 220.

                                   EXHIBIT "D"

                                  EASEMENT AREA

All that certain piece, parcel and tract of land lying, being and situate in the Township of Hanover, County of Washington and Commonwealth of Pennsylvania, said piece, parcel and tract of land to be used for vehicular and pedestrian ingress and egress to and from the 327.22 Acre Tract and being more completely bounded and described as follows:

Beginning at a point within the Right-of-Way of Hanover Township Road Number 400, said beginning point being South 37(degrees) 32' 00" East 537.43 feet more or less from the Northwest corner of land of Crossroads Properties, Incorporated, identified as Tract No. 1 and as more fully described on the Deed from Starvaggi Industries, Incorporated, as Grantor, to Crossroads Properties, Incorporated, as Grantee, said Deed being dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 220; thence, from said point of beginning, North 79(degrees) 48' 21" East 3584.25 feet to a point; thence along a portion of the land of the 327.22 Acre Tract, South 20(degrees) 10' 00" East 101.53 feet to a point; thence South 79(degrees) 48' 21" West 3550.13 feet to a point within the Right-Of-Way of Hanover Township Road Number 400; thence from said point within the Right-Of-Way of Hanover Township Road Number 400 North 37(degrees) 32' 00" West 112.57 feet to the point of beginning.

Containing an area of 8.189 Acres.

Being a part of that certain piece, parcel and tract of land identified as Tract No. 1 in the Deed from Starvaggi Industries, Incorporated, as Grantor, to Crossroads Properties, Incorporated, as Grantee, dated June 19, 1989 and recorded, in the Office of the Recorder of Deeds of Washington County, at Deed Book Volume 2371, Page 220.

                                   EXHIBIT "E"

                             PERMITTED ENCUMBRANCES

TRACT NO. 1 -- Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. Agreement by Annie M. Lawrence with William A. Meyer to convey property on or before November 15, 1939. The Agreement is dated October 11, 1939. Only a few days after this Agreement, Annie M. Lawrence conveyed the property to the Greensburg-Connellsville Coal & Coke Company. Nothing was found of record to show that William A. Meyer was acting on behalf of the said Greensburg-Connellsville Coal & Coke Company. Landlord agrees to commence and successfully complete, on or before October 24, 1990, an Action to Quiet Title against William A. Meyer or otherwise to appropriately acquire the interest of William A. Meyer.

      6. An oil and gas lease dated April 24, 1908 granted to J.L. Callahan per instrument recorded in Deed Book 359, Page 440.

      7. Timber on the property was conveyed to W.E. Cooper under an Article of Agreement dated April 6, 1933, recorded April 11, 1933 in Deed Book 591, Page 108.

      8. NOTICE -- This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      9. See Plan Book 21, Page 415.

      10. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      11. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      12. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

TRACT NO. 2 - Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. An oil and gas lease granted to William E. Kennedy per instrument dated May 10, 1907 and recorded in Deed Book 351, Page 73.

      6. A right-of-way granted to South Penn Oil Company per instrument dated February 4, 1921 and recorded in Deed Book 489, Page 611.

      7. A conveyance of 2.27 acres of coal made to Harmon Creek Coal Corporation per instrument dated April 23, 1934 and recorded in Deed Book 592, Page 446.

      8. A lease of 11.86 acres of coal made to Harmon Creek Coal Corporation per instrument dated December 3, 1936, recorded December 4, 1936 in Deed Book 610, Page 134.

      9. Various instruments in the chain of title providing that the property is subject to a private right-of-way from the said Florence to Burgettstown Public Road to the land now or late of Joseph Jackson.

      10. NOTICE -- This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      11. See Plan Book 21, Page 415.

      12. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      13. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      14. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

TRACT NO. 3 -- Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. Oil and gas lease granted to Cyrus Ferguson per instrument dated August 1, 1901 and recorded in Deed Book 231, Page 410.

      6. Oil and gas lease granted to C.G. Kiskadden per instrument dated December 26, 1900 and recorded in Deed Book 255, Page 498.

      7. Deed to Greensburg-Connellsville Coal and Coke Company dated March 2, 1940 and recorded in Deed Book 634, Page 523. Excepting and reserving all oil and gas leases heretofore conveyed and landowner's interest in the leases reserved.

      8. NOTICE -- This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in section 1 of the Act of July 17, 1957, P.L. 984.)

      9. See Plan Book 21, Page 415.

      10. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      11. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      12. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

TRACT NO. 4 - Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. An oil and gas lease granted to William E. Kennedy per instrument dated May 10, 1907 and recorded in Deed Book 351, Page 73.

      6. NOTICE -- This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      7. See Plan Book 21, Page 415.

      8. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      9. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      10. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

TRACT NO. 5 -- Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples
Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. An oil and gas lease granted to William E. Kennedy per instrument dated May 10, 1907 and recorded in Deed Book 351, Page 73.

      6. NOTICE - This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      7. See Plan Book 21, Page 415.

      8. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      9. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining, and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor, shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      10. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

TRACT NO. 6 -- Deed of Starvaggi Charities, Inc. to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 225.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. A right-of-way granted by Starvaggi Charities, Inc. to Peoples Natural Gas Company for a three inch pipeline per instrument dated December 13, 1968, recorded January 8, 1969 in Deed Book 1291, Page 596.

      4. An easement for a limited access for a highway recorded in Deed Book 1274, Page 246.

      5. All of the coal under the tract conveyed to J.W. Merrill per Deed Book 207, Page 28. Note that this was the coal which was conveyed to Samuel Livingston in a Family Agreement and then to be sold by him.

      6. In the deed from the Harmon Creek Coal Corporation to the Pennsylvania Game Commission, all of the coal together with mining rights, waiver of surface damage and oil and gas was excepted and reserved per instrument recorded in Deed Book 658, Page 216. Also, Harmon Creek Coal Corporation reserved the right to mine by the strip mine method.

      7. An oil and gas lease granted to T.G. Phillips, et al. per instrument dated August 16, 1890, recorded in Deed Book 161, Page 220.

      8. An oil and gas lease granted to C.G. Kiskadden per instrument dated December 12, 1900, recorded in Deed Book 255, page 494.

      9. A right-of-way granted to Southwest Pennsylvania Pipelines Company per instrument recorded in Deed Book 645, page 375.

      10. A right-of-way granted to the Pennsylvania Game Commission for a road per instrument recorded in Deed Book 654, page 620.

      11. Deeds in the chain of title state that they except and reserve to the lawful owners all of the rights-of-way and minerals previously excepted and reserved per instrument recorded in Deed Book 1396, Page 11.

      12. NOTICE - This document may not sell, convey, transfer, include or insure the title to the coal and right of support underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      13. See Plan Book 21, Page 415.

      14. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said six tracts of land but without the right to use the surface estate for any purpose whatsoever."

      15. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 225 as follows: "ALSO EXCEPTING AND RESERVING to the Grantor herein all coal within and underlying each of the six above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, and carrying away said coal, etc., together with the privilege of mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further hereby expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support".

      16. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground and abutting said stream.

TRACT NO. 1 - Deed of Starvaggi Industries Incorporated to Crossroads Properties, Incorporated dated June 19, 1989, recorded June 27, 1989 in the Recorder of Deeds Office of Washington County, Pennsylvania, in Deed Book 2371, Page 220.

      1. Any variation in location of lines or dimensions or other matters which an accurate survey would disclose.

      2. Provisions of local zoning and subdivision ordinances.

      3. An easement or right-of-way in deed of Starvaggi Industries Incorporated to Washington County dated June 27, 1983 and recorded in Deed Book 2118, Page 53.

      4. An easement or right-of-way in deed of Starvaggi Industries Incorporated to Washington County dated June 27, 1983 and recorded in Deed Book 2118, Page 45.

      5. Deed of PennWeir Construction Company to Washington County dated May 25, 1967 and recorded in Deed Book 1264, Page 997.

      6. Deed from PennWeir Construction Company to Washington County dated March 5, 1968 and recorded in Deed Book 1274, Page 693.

      7. A right-of-way granted by Pennweir to Bell Telephone Company per instrument dated May 24, 1966 and recorded in Deed Book 1236, Page 432.

      8. A right-of-way granted by PennWeir to West Penn Power Company per instrument dated October 1, 1965 and recorded in Deed Book 1221, Page 71.

      9. A right-of-way granted by PennWeir to Manufacturers Light and Heat Company for a six and eight inch pipeline per instrument dated February 21, 1969, recorded in Deed Book l297, Page 1072.

      10. An easement for a limited access highway from PennWeir as recorded in Deed Book 1293, Page 1114.

      11. Oil and gas leases were found of record as follows:

            a. To John Wiles, et ux. per instrument dated August 6, 1900, and recorded in Deed Book 231, Page 504.

            b. To William Jackson per instrument dated June 18, 1902, and recorded in Deed Book 279, Page 345.

            c. To William C. Kennedy & Co. per instrument dated May 15, 1907, and recorded in Deed Book 351, Page 72.

            d. To The Peoples Natural Gas Co. per instrument dated October 29, 1910, and recorded in Deed Book 380, Page 445.

            e. To Peoples Natural Gas Company per instrument dated September 9, 1924, and recorded in Deed Book 528, Page 72.

      12. A coal lease granted to Hanover Coal Company of Ohio per instrument dated October 14, 1918, and recorded in Deed Book 460, Page 397 for a period of twenty-five years or as much longer as it may be necessary to remove and mine all of the coal.

      13. Exception and reservations of the oil, gas, coal and mining rights by deed of National Steel Corporation to Weirton Ice & Coal Supply Company per instrument recorded in Deed Book 1056, Page 674. (See also Deed Book 1061, Page 380.) 19.

      14. NOTICE -- This document may not sell, convey, transfer, include or insure the title to the coal and right of support, underneath the surface land described or referred to herein, and the owner or owners of such coal may have the complete legal right to remove all of such coal, and, in that connection, damage may result to the surface of the land and in any house, building, or other structure on or in such land. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.)

      15. See Plan Book 21, Page 416.

      16. Excepting and reserving all oil and gas as set forth in the Deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 220 in the following language: "EXCEPTING AND RESERVING to the Grantor herein all oil and gas in and underlying said two tracts of land but without the right to use the surface estate for any purpose whatsoever."

      17. Excepting and reserving all the coal together with mining rights as set forth in the deed to Crossroads Properties, Incorporated recorded in Deed Book 2371, Page 220 as follows: "ALSO EXCEPTING AND RESERVING to the grantor herein all coal within and underlying each of the two above-described premises together with, for each and every vein of coal, the free and uninterrupted right-of-way into, upon, and under said land at such points and in such manner as may be proper and necessary for the purpose of digging, mining, coking, draining, ventilating, mining and removing through the described premises other coal or materials belonging to the Grantor herein, its successors or assigns, or which may hereafter be acquired. The reserved rights herein shall not be interpreted to include use of the surface.

      Grantor and Grantee hereby expressly acknowledge their intention and agree that the rights and privileges herein excepted and reserved to Grantor shall not be construed to and do not, in fact, include and permit any surface use whatsoever by Grantor including any surface use by Grantor for, inter alia, bore holes, shafts, slopes, ventilation fans, hoists, pumps and the like, of the Estate(s) hereby conveyed to Grantee.

      Grantor and Grantee further expressly acknowledge their intention and agree that the rights, title and interest herein granted and conveyed to Grantee shall be construed to grant and convey to Grantee, inter alia, the right of surface support."

      18. If a stream of water flows on or abuts the premises, then the premises are subject to riparian rights of owners of ground abutting said stream.

                                   EXHIBIT "F"

                            RATES FOR LANDLORD'S WORK

                             CONCRETE PRICE SCHEDULE

                                    Delivered
      Product                       Price/Yard
      -------                       ----------
                                   1988      1989       1990       1991

      3000 PSI                     49.10     53.03      57.27      61.85
      4000 PSI                     51.45     55.57      60.01      64.81
      5000 PSI                     52.05     56.21      60.71      65.57
      5-Bag Mix                    51.10     55.19      59.60      64.37
      6-Bag Mix                    54.05     58.37      63.04      68.09
      7-Bag Mix                    56.80     61.34      66.25      71.55
      Floor Mix                    51.65     55.78      60.24      65.06

Prices are for preparation and delivery. They do not include placement or finishing. Prices set forth are subject to additional charges per yard for additives. Orders of 3 yards or less are subject to a surcharge of $35.00 per order.

                          PRICE SCHEDULE FOR ADDITIVES

                                    Delivered
      Product                       Price/Yard
      -------                       ----------
                                   1988      1989       1990       1991

      Fibers                       6.00      6.48       7.00       7.56
      1% Calcium                   1.75      1.89       2.04       2.20
      2% Calcium                   2.75      2.97       3.21       3.46
      Retarder                     2.00      2.16       2.33       2.52

                               SLAG PRICE SCHEDULE

                                    Price Per
      Product                          Ton
      -------                       ---------
                                   1988      1989       1990       1991

      2"                           1.60      1.73       1.87       2.02
      1" Minus                     2.50      2.70       2.92       3.15

The prices for slag do not include delivery on site. No quote for delivery could be obtained past 1988. 1988 quote is $2.25/ton

                             EQUIPMENT RATE SCHEDULE

Equipment with Operator             Rate/Hour
-----------------------             ---------
                                   1988      1989       1990       1991

Caterpillar D9 Bulldozer          95.00     102.60     110.81     119.67
Caterpillar D8 Bulldozer          85.00      91.80      99.14     107.08
Michigan 275 Loader               75.00      81.00      87.48      94.48
Michigan 175 Loader               65.00      70.20      75.82      81.88
Euclid Truck                      65.00      70.20      75.82      81.88
Sheepsfoot Roller
 (Per Day)                        50.00      54.00      58.32      62.99
10 Ton Smooth Drum Roller         35.00      37.80      40.82      44.09
Road Grader                       57.00      61.56      66.48      71.80

      These prices are inclusive of all expenses, including without limitation, fuel, insurance and operators' salaries and benefits.

                              ADDITIONAL PROVISIONS

      A. Concrete. Landlord will supply one hundred percent of the Tenant's concrete requirement for the Amphitheater shell, parking areas, pedestrian walkways and access roads as the Tenant contemplates in its plans. Tenant agrees to provide Landlord notice of its daily requirement not less than three (3) days prior to the scheduled placement of the concrete. Landlord will have no responsibility for placement or finishing the concrete once it is delivered to the jobsite.

      B. Slag. Landlord will supply Tenant's slag requirement subject to the following limitations:

            (i) That Tenant provide Landlord its proposed delivery schedule at least thirty (30) days in advance in order to accommodate Landlord's lead time to accumulate sufficient stockpiles of the materials contemplated in the delivery schedule.

            (ii) That Landlord is under no obligation to provide slag in amounts greater than 1,500 tons per day.

      C. Site Work and Equipment. Landlord shall provide certain equipment to the jobsite for use by the Tenant for purposes of completing the site work rough grading. Upon determination by Tenant of the scope and duration of the site work to be performed, Landlord shall use its best efforts to make available the equipment listed on the page attached hereto. Landlord is under no obligation to rent, on the open market, equipment Landlord is unable to provide because of scheduling conflicts arising with its mining, milling, reclamation, concreting and river terminal activities.

      D. Price Schedule. Landlord's rental rates for equipment in the foregoing schedule are based on a Monday through Friday single daylight shift operation, and are subject to surcharges for overtime and shift differential. All prices are computed using the Landlord's prevailing wage scale. Adjustment will be made in the event Landlord's employees must work under another wage agreement at the Amphitheater site.

                                   EXHIBIT "G"

                               MEMORANDUM OF LEASE

      THIS MEMORANDUM OF LEASE, by and between CROSSROADS PROPERTIES, INCORPORATED ("Landlord") and PACE ENTERTAINMENT GROUP, INC. ("Tenant"), executed on _____________, 19__ ("Effective Date"), and concurrently with the execution of a Lease Agreement ("Lease") by and between Landlord and Tenant, sets forth certain provisions of that Lease as follows:

I.    LANDLORD'S NAME             Crossroads Properties, Incorporated
      AND ADDRESS:                c/o Steven D. Marriner, Jr., Esquire
                                  800 Washington Trust Building
                                  Washington, PA 15301

II.   TENANT'S NAME               Pace Entertainment Group, Inc.
      AND ADDRESS:                515 Post Oak Boulevard
                                  Suite 300
                                  Houston, Texas 77027

III.  DATE OF
      LEASE AGREEMENT:            ____________________________, 19__

IV.   DESCRIPTION
      OF PROPERTY:                Pursuant to the terms of the Lease:

      1. Landlord granted to Tenant the exclusive right to lease a tract of land containing _______ acres ("_______ Acre Tract"), those certain tracts of Land ("Leased Easements") consisting of approximately _______________ (_____ ) acres in the aggregate (the _______ Acre Tract and the Leased Easements collectively called the "Land"), together with any and all improvements currently on the Land, the Land and the improvements currently on the Land and all improvements hereafter constructed thereon being hereinafter collectively referred to as the "Property", all located within that certain tract of land ("Landlord's Lands") consisting of approximately _____ acres and situate at the southwest intersection of U.S. Route 22 and Pennsylvania Route 18 in Hanover Township, Washington County, Pennsylvania. The Land is more fully identified in Exhibit "A" attached hereto and made a part hereof for all purposes, and the Landlord's Lands are more fully identified in Exhibit "B" attached hereto and made a part hereof for all purposes.

      2. Landlord granted to third parties designated by Tenant the right to acquire certain easements ("Third Party Easements") in, over, through, beneath and across Landlord's Lands ("Easement Areas"), said Easement Areas being more particularly described in Exhibit "C" attached hereto and made a part hereof for all purposes. Said Third Party Easements shall benefit and shall be appurtenant to the Property, shall be binding upon, burden and run with the Land.

V. LEASE TERM:

      1. Initial Term. The initial term of the Lease ("Initial Term") shall commence on ____________________, 19__ and shall expire on December 31, ____, unless terminated prior thereto by any party pursuant to the provisions of the Lease.

      2. Renewal Option. Tenant has the right to renew the Lease for one twenty-five (25) year term ("Renewal Term"), with the Renewal Term commencing upon the expiration of the Initial Term (the Initial Term, or the Initial Term, as renewed to extend to the Renewal Term, herein called "Lease Term").

VI. TENANT'S RIGHT OF FIRST REFUSAL: During the Lease Term, Tenant shall have the right of first refusal to purchase the Property, all in accordance with the procedures as more fully set forth in the Lease.

VII. TENANT'S USE OF THE PROPERTY:

      1. Tenant's Exclusive Use. Tenant shall have the sole and exclusive right to use, occupy, and enjoy the Property.

      2. Restrictions on Landlord. During the Lease Term, without the prior written consent of Tenant, which consent may be withheld by Tenant in its sole and absolute discretion, neither Landlord nor any person deriving rights directly or indirectly from Landlord shall use any portion of Landlord's Lands to engage in any activities, at any time, which are similar to, or competitive with, the types of activities which at that particular time are normal and customary for live entertainment, for commercial concert, amphitheater and arena facilities, fairs, festivals, and events related thereto, for recreational and leisure sports, as an educational center or conference center. In addition, neither Landlord nor any person deriving rights from Landlord shall engage in any conduct on any portion of the Landlord's Lands which materially interferes with Tenant's conduct of business on or Tenant's use of, enjoyment of, or operations on, the Property. No portion of Landlord's Lands shall be developed or utilized in such a manner as would cause the Tenant's activities on the Property to be in violation of any law, ordinance, regulation or other land-use restriction, including, without limitation, any sound emission restrictions or ordinance. The rights of Landlord, and its successors and assigns, in and to the Landlord's Lands shall at all times be subject to the rights of Tenant under the Lease. Landlord recognizes that it is of the utmost importance that Tenant be free from any competitive activities upon the Landlord's Lands and from any interference with Tenant's activities. Accordingly, all prohibitions as set forth herein shall be construed to prohibit all activities upon the Landlord's Lands which are competitive with, or interfere with, Tenant's activities on the Property.

                                   EXHIBIT "H"
                                      Bank

                          IRREVOCABLE LETTER OF CREDIT

Reference No.
Date:

CROSSROADS PROPERTIES, INCORPORATED
a Pennsylvania corporation
c/o McCreight, Marriner & Crumrine
800 Washington Trust Building
Washington, Pennsylvania 15301

Gentlemen:

      We hereby establish our irrevocable letter of credit No. ___________, dated _________________________________, 19__, in your favor for the account of
Pace Entertainment Group, Inc., 515 Post Oak Boulevard, Suite 300, Houston, Texas 77027, in an amount not to exceed ________________________________________
___________________________________________ DOLLARS ($________) available by your draft or drafts at site, accompanied by:

      (a)   the original of this Letter of Credit; and

      (b) your certification that with respect to the Lease between Pace Entertainment Group, Inc., as Tenant, and Crossroads Properties, Incorporated, as Landlord, dated __________________, 19__, [Pace Entertainment Group, Inc. is in default with respect to payment of "Fixed Rent" under said Lease and the amount to which you are then entitled] or [a substitute letter of credit has not been furnished to you at least five (5) days prior to the expiration of this Letter of Credit, as provided in said Lease].

      Your drafts must be marked "Drawn under Irrevocable Letter of Credit No. _______, dated ______________, 19__."

      This credit is subject to the Uniform Customs and Practice for Documentary Credits (1983 revision), International Chamber of Commerce, Publication No. 400 and engages us in accordance with its terms.

      We engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit shall be duly honored by us when presented at _________________________________ Bank on or before ___________________,19___.

                                          Yours very truly,

                                          Authorized signature

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Memorandum of Lease this ___ day of ____________, 1989.


                                            CROSSROADS PROPERTIES, INCORPORATED

ATTEST:


By: _________________________________       By: ________________________________

Name: _______________________________       Name: ______________________________

Title:  Secretary                           Title:  President

                                            Date: ___________, 19__

                                                   -   LANDLORD   -


                                            PACE ENTERTAINMENT GROUP, INC.

ATTEST:


By: _________________________________       By: ________________________________

Name: _______________________________       Name: Brian E. Becker

Title:  Secretary                           Title:  President

                                            Date: ___________, 19__

                                                -   TENANT   -

                                   EXHIBIT "I"

                       CROSSROADS PROPERTIES, INCORPORATED

_______________________
Bank

_______________________
Address

IN RE:      Irrevocable Letter of Credit No. ____________
            Dated _____________, 19__.

Gentlemen:

      With respect to the Lease between Pace Entertainment Group, Inc., as Tenant and Crossroads Properties, Incorporated, as Landlord, dated _________, 19__, [Pace Entertainment Group, Inc. is in default with respect to payment of "Fixed Rent" under said Lease and the amount due Crossroads Properties, Incorporated is $_________ ] or [a substitute letter of credit has not been furnished to us at least five (5) days prior to the expiration of the Letter of Credit as provided in said Lease].

                                          CROSSROADS PROPERTIES, INCORPORATED


                                          By: _________________________________
                                                President [or Vice President]

                                   EXHIBIT "J"

                               GUARANTY AGREEMENT

      TO INDUCE CROSSROADS PROPERTIES, INCORPORATED, a Pennsylvania corporation, with an office for the transaction of business in the Washington Trust Building, Washington, PA 15301 (hereinafter "Landlord") to enter into that certain Lease Agreement dated ___________________, 19__ ("Lease") with PACE ENTERTAINMENT GROUP, INC. (hereinafter "Tenant"):

      1. The undersigned does hereby guarantee and become surety for, the prompt and punctual payment when due of Fixed Rent, as defined and described in the Lease, which Fixed Rent is in an original amount of up to $800,000.00.

      2. Landlord shall not be required, as a condition of liability of the undersigned to make any demand upon or to pursue any of its rights against Tenant, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of Fixed Rent or any portions of the Fixed Rent.

      3. The undersigned does hereby waive any notice of the incurring by Tenant, of additional Fixed Rent obligation to Landlord. The Undersigned also waives notice of default with respect to any obligations of Tenant to Landlord, and, until Landlord shall have been paid in full for Fixed Rent, any right it might otherwise have to subrogation or the marshalling of Tenant's assets.

      4. Landlord, without notice to the undersigned, shall have the right to deal in any manner it shall see bit with the obligation of Tenant to pay Fixed Rent to Landlord and with any security for such obligation, and may accept partial payment on account of any obligation of Tenant, and may grant extensions or renewals of all or any part of any such obligation, and may, at any time and from time to time, demand or receive additional security for any such obligation, and may accept substitutes for, or release, all or any security which it holds or may hold for any obligation of Tenant.

      5. In the event Tenant shall at any time fail to pay Landlord, when the same shall become due, any Fixed Rent as defined under said Lease, or any interest or penalty thereon, or any obligations in connection therewith, the undersigned promises to pay such amount to Landlord forthwith.

      6. This Guaranty Agreement shall continue in force in any event for so long as Tenant shall owe any Fixed Rent or obligations in connection with Fixed Rent to Landlord.

      7. Landlord may, without notice to the undersigned, and without prejudice to this Agreement, release and discharge from liability to it any of the undersigned, if the undersigned be more than one, or any other guarantor of, or surety for, the payment of any indebtedness for Fixed Rent or obligation of Tenant to Landlord, or any letter or letters of credit, any of the undersigned not so discharged agreeing to remain bound hereby notwithstanding.

      8. No postponement or delay on the part of the Landlord in the enforcement of any right hereunder shall constitute a waiver of such right.

      9. As used herein, "undersigned", if there be more than one, shall mean, "all of the undersigned, or each or any of them," and in such case they are jointly and severally bound.

      WITNESS the due execution and sealing hereof with the intent of being legally bound hereby this _______ day of ________________ 198__.

                                          PACE MANAGEMENT CORPORATION


                                          ______________________________________
                                          Name

                                          ______________________________________
                                          If Corporation, State of Incorporation

                                          ______________________________________
                                          Address

                                          ______________________________________
                                          Federal Employer Identification Number


___________________________________       ______________________________________
Secretary                                 By:    President              (SEAL)